Exhibit 10.1

Execution Version

CONTRIBUTION AND SALE AGREEMENT

Among

W. COPLEY BOSTON CORPORATION,

a Delaware corporation

- and -

SCG COPLEY SQUARE LLC,

a Delaware limited liability company

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LASALLE HOTEL OPERATING PARTNERSHIP, L.P.,

a Delaware limited partnership

- and -

LASALLE HOTEL PROPERTIES,

a Maryland real estate investment trust

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LASALLE HOTEL LESSEE, INC.

an Illinois corporation

August 12, 2005

TABLE OF CONTENTS

Article 1. Interpretation		2

1.1	Defined Terms	2
1.2	Interpretation	10
1.3	Schedules	11

Article 2. Contribution and Redemption; Adjustments; Earnest Money		12

2.1	Pre-Closing Restructuring	12
2.2	Acquisition of Interests in the Company by the Partnership	13
2.3	Closing Date Transactions and Payment of the Closing Date Consideration	14
2.4	Working Capital Adjustments	15
2.5	Principles for Preparation of Working Capital Statements	18
2.6	Adjustment for Accounts Receivable	21
2.7	Earnest Money	22

Article 3. Representations and Warranties of the Transferors		23

3.1	General Representations and Warranties	23
3.2	Securities Act and Other Representations and Agreements	29

Article 4. Representations and Warranties of the Partnership, the REIT and LaSalle Lessee		30

4.1	General Representations and Warranties	30
4.2	Representations to SCG	33

Article 5. Conditions to Closing		36

5.1	Completion of Due Diligence; Title	36
5.2	Conditions to the Obligation of the Partnership to Close	37
5.3	Conditions to the Obligation of the Transferors to Close	39
5.4	Additional Conditions to the Obligation of the Transferors to Close	40
5.5	Adjournment of Closing in Certain Circumstances	41

Article 6. Operation of the Project Prior to Closing; Other Covenants		41

6.1	Interim Covenants	41
6.2	Miscellaneous Interim and Other Covenants	42

Article 7. Closing		46

7.1	Place and Time of Closing	46
7.2	Actions	46
7.3	Closing Deliveries to Partnership	47
7.4	Closing Deliveries to Transferors	48
7.5	Closing Deliveries to SCG	49
7.6	Expenses	50

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Article 8. Indemnification		51

8.2	Indemnification Obligations of the Partnership	52
8.3	Claim Procedures	54
8.4	Defense of Claim	54
8.5	Right to Contest	55
8.6	Insurance	55
8.7	Limitation of Liability; Indemnity Escrow Agreement	56
8.8	Several Obligations of Transferors	57
8.9	Exclusivity of Indemnity	57

Article 9. Damage and Destruction; Condemnation		58

9.1	Damage and Destruction	58
9.2	Condemnation	59

Article 10. Tax Reduction Proceedings		60

Article 11. Termination		60

11.1	Termination	60

Article 12. Miscellaneous		62

12.1	Waiver	62
12.2	Brokers	62
12.3	Survival; Further Instruments	62
12.4	No Third Party Benefits	63
12.5	Entire Agreement	63
12.6	Waivers	63
12.7	Successors and Assigns	63
12.8	Amendments	64
12.9	Severability	64
12.10	Counterparts	64
12.11	Governing Law; Consent to Jurisdiction	64
12.12	Notices	64
12.13	Attorney’s Fees	66

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CONTRIBUTION AND SALE AGREEMENT

THIS CONTRIBUTION AND SALE AGREEMENT is made as of the 12th day of August, 2005, by and among W. COPLEY BOSTON CORPORATION, a Delaware corporation (“WCBC”), SCG COPLEY SQUARE LLC, a Delaware limited liability company (“SCG” and, together with WCBC, the “Transferors”), LASALLE HOTEL OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (the “Partnership”), LASALLE HOTEL PROPERTIES, a Maryland real estate investment trust (the “REIT”), and LASALLE HOTEL LESSEE, INC., an Illinois corporation (“LaSalle Lessee”).

W I T N E S S E T H:

WHEREAS, initially capitalized terms used in these Recitals and not otherwise defined herein have the meanings ascribed to them in Section 1.1 of this Agreement;

WHEREAS, the Transferors, together with Urban (collectively, the “Current Owners”), are the indirect owners of all of the outstanding limited liability company interests in Westban Hotel Investors, LLC, a Delaware limited liability company (the “Company”);

WHEREAS, the Company is the tenant under the Master Lease relating to, and is the owner of, the hotel known as The Westin Copley Place in Boston, Massachusetts;

WHEREAS, upon completion of the pre-closing transactions contemplated by Section 2.1 of this Agreement (the “Restructuring”), including the liquidation of Westin Copley Place Hotel Venture, the redemption (the “Redemption”) of the interest in Westban Hotel Venture, a Massachusetts general partnership (“Westban Venture”), held by Urban, and the liquidation of the Westban Venture, the Transferors will be the direct owners of all of the outstanding limited liability company interests in the Company;

WHEREAS, following completion of the Restructuring, the Transferors desire to contribute to the Partnership and LaSalle Lessee, and the Partnership and LaSalle Lessee desire to acquire from the Transferors, all of the outstanding limited liability company interests in the Company (the “Transferred Interests”), following which the Partnership and LaSalle Lessee shall become the sole owners of all of the outstanding limited liability company interests in the Company, in each case on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the respective undertakings of the parties hereinafter set forth, it is hereby agreed:

ARTICLE 1. INTERPRETATION.

1.1 Defined Terms. Wherever used in this Agreement, the words and phrases set forth below shall have the meanings set forth below, unless the context clearly requires otherwise:

“1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Accounts Receivable Statement” has the meaning ascribed thereto in Section 2.6(a).

“Accredited Investor” means a Person who qualifies as an “accredited investor” as defined in relevant securities laws, including under Rule 501 of the 1933 Act.

“Affiliate” means, when used with reference to a specified Person, (i) if such Person is an individual, any member of the immediate family of such Person or any trust for the benefit of such Person or any member of the immediate family of such Person, or (ii) any Person directly or indirectly controlled by, controlling or under common control with the Person in question. The term “control” means, for purposes of this definition, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in The City of New York are permitted or required to be closed.

“Chilled Water Agreement” means the Chilled Water Agreement entered into as of February 3, 1982 by and between Marriott Urban Boston Venture and UIDC of Massachusetts, Inc., a Delaware corporation.

“Claim Notice” has the meaning ascribed thereto in Section 8.3.

“Class C Preferred Units” means the Class C Preferred Units of the Partnership having the terms, including the redemption right, set forth in Schedule 7.5(a), to be issued by the Partnership to SCG pursuant to this Agreement.

“Closing” means the closing at which the Transferors convey title to the Transferred Interests to the Partnership, and the Partnership pays the Transferors the consideration specified herein, in each case on the terms set forth in Article 2.

“Closing Date” means August 31, 2005, or such other date as shall otherwise be agreed upon by the parties for the Closing; provided, however, that the Closing Date shall not be later than October 3, 2005 and that, at the request of the

Transferors made on or prior to August 26, 2005, the Closing Date may be changed to September 1, 2005 (it being understood and agreed that the Closing Date shall in any event be the day following the “Closing Date” under the Redemption Agreement).

“Closing Date Consideration” has the meaning ascribed thereto in Section 2.2.

“Closing Working Capital” has the meaning ascribed thereto in Section 2.4(b).

“Closing Working Capital Statement” has the meaning ascribed thereto in Section 2.4(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collected Accounts” has the meaning ascribed thereto in Section 2.6(a).

“Company” has the meaning ascribed thereto in the Recitals to this Agreement.

“Confidentiality Agreement” means the confidentiality agreement dated May 17, 2005 made between the Partnership and the Current Owners.

“Consumables” shall mean, collectively, all (i) food and beverages (including alcoholic and non-alcoholic beverages) owned by the Company, (ii) engineering, maintenance and housekeeping supplies (including soap, cleaning materials and matches) owned by the Company, and (iii) stationery, printing supplies and other supplies of any kind owned by the Company.

“Contribution Events” has the meaning ascribed thereto in Section 2.1.

“Current Assets” has the meaning ascribed thereto in Section 2.4(g).

“Current Liabilities” has the meaning ascribed thereto in Section 2.4(g).

“Current Owners” has the meaning ascribed thereto in the Recitals to this Agreement.

“Defeasance” means the defeasance of the indebtedness incurred under and evidenced by the Existing Financing Documents to be completed immediately prior to the consummation of the transactions contemplated by the Redemption Agreement.

“Earnest Money” has the meaning ascribed thereto in Section 2.7.

“Earnest Money Escrow Agreement” means the escrow agreement of even date herewith made among the Partnership, as depositor, the Title Company, as escrow agent, and the Transferors.

“Effective Time” has the meaning ascribed thereto in Section 2.4(a).

“Equipment Leases” has the meaning ascribed thereto in Section 3.1(m).

“ERISA” has the meaning ascribed thereto in Section 3.1(q).

“Escrow Fund” has the meaning ascribed thereto in the Indemnity Escrow Agreement.

“Estimated Closing Working Capital” has the meaning ascribed thereto in Section 2.4(a).

“Estimated Working Capital Statement” has the meaning ascribed thereto in Section 2.4(a).

“Existing Financing Documents” means, collectively, the promissory note dated August 14, 2003 in the original principal amount of $82,000,000 issued by the Company in favor of Merrill Lynch, together with the security agreements and other agreements entered into in connection therewith, including the mortgage, security agreement and assignment of leases and rents made as of August 14, 2003 by the Company in favor of Merrill Lynch.

“Expenses” has the meaning ascribed thereto in Section 8.2(e).

“Furniture, Fixtures and Equipment” or “FF&E” means, collectively, all tangible personal property, excluding the Consumables, owned by the Company, located at the Project and used in connection with the ownership, operation and maintenance of the Project. The FF&E shall include all fixtures, furniture, furnishings, fittings, televisions, art work, vehicles, equipment, computer hardware and non-proprietary software, machinery, apparatus, appliances, china, glassware, linens, silverware, keys and uniforms owned by the Company and used in connection with the ownership, operation and maintenance of the Project.

“GAAP” means U.S. generally accepted accounting principles and practices consistently applied for all periods.

“Governmental Authority” means any federal, state, county or municipal court, tribunal, government, or any department, agency, bureau, board or commission, regulatory authority, or other governmental or similar type body, subdivision or instrumentality obtaining authority therefrom or created pursuant to any Law.

“Improvements” means all buildings, structures, fixtures and other improvements located or erected on the Land, including the hotel which is commonly known as “The Westin Copley Place.”

“Indemnified Party” has the meaning ascribed thereto in Section 8.3.

“Indemnifying Party” has the meaning ascribed thereto in Section 8.3.

“Indemnity Escrow Agent” means an escrow agent under the Indemnity Escrow Agreement jointly selected by the Transferors and the Partnership, which Indemnity Escrow Agent shall be the same agent as the escrow agent under the “Indemnity Escrow Agreement” under the Redemption Agreement.

“Indemnity Escrow Agreement” means the indemnity escrow agreement, substantially in the form of Schedule B hereto, to be executed and delivered by the Transferors, the Partnership and the Indemnity Escrow Agent on the Closing Date.

“Independent Auditor” has the meaning ascribed thereto in Section 2.4(c).

“Interest Rate Option Agreement” has the meaning ascribed thereto in Section 2.5(k).

“Knowledge of the Partnership”, or words of similar import, means the actual knowledge, without duty of inquiry, of Michael Barnello, Alfred Young or Hans Weger.

“Knowledge of the Transferors”, or words of similar import, means the actual knowledge, without duty of inquiry, of Robert French, Gerard Teto, Rick Kleeman, Madison Grose or Patrick Meara.

“Land” means the interests of the Company under the Master Lease relating to the real property located at 10 Huntington Avenue in Boston, Massachusetts, more particularly described on Schedule A hereto, including all adjacent roadways, rights-of-way and alleys and any other rights appurtenant to any such real property, in each case to the extent the Company, as lessee under the Master Lease, has an interest therein.

“Law” or “Laws” means any applicable federal, state, foreign or local law, statute, ordinance, rule, code, regulation, order, judgment or decree.

“Lien” means any lien, mortgage, charge, option, security interest, tax lien (other than for Taxes not yet due and payable), pledge, encumbrance, conditional sale or title retention arrangement or any agreement to create or confer any of the foregoing, in each case whether arising by agreement or under any statute or law or otherwise.

“Loan Opinions” has the meaning ascribed thereto in Section 6.2(h).

“Management Agreement” means the management agreement dated October 30, 1980 made between Westban Venture, as owner, and Westin Hotel Company, as operator, as amended by the first amendment dated July 15, 1981, the second amendment dated January 1, 1992 and the third amendment dated December 20, 1995, and assigned by the two-tier assignment and assumption of agreements dated December 31, 1997 made between Westin Hotel Company, as assignor, Westin Boston Management Holding Co., as first tier assignee, and Westin

Boston Management Co., as second tier assignee and predecessor-in-interest to the Operator, as assigned by the Assignment and Assumption of Management Agreement, dated as of August 14, 2003, between Westban Venture and the Company, as amended by the fourth amendment thereto, dated as of August 12, 2005.

“Management Agreement Amendment” means the fourth amendment to the Management Agreement, dated August 12, 2005.

“Master Lease” means the Lease of Air Rights and Certain Easements dated as of December 22, 1978 by and between the Massachusetts Turnpike Authority, as Landlord and Urban, as Tenant; as amended and restated as of January 31, 1980 and modified by Technical Memoranda dated November 12,1980, December 15, 1980 and May 18, 1981, notice of which is recorded with the Suffolk Registry of Deeds in Book 9804, Page 1 and filed with the Suffolk Registry District of the Land Court as Document No. 356809; the Sublease dated July 15, 1981 by and between Urban, as Landlord, and Westban Venture, as Tenant, notice of which is recorded with said Deeds in Book 9805, Page 129 and filed with said Registry District as Document No. 356834; as affected by a Non-Disturbance, Recognition and Direct Leasing Agreement dated July 15, 1981 by and among the Massachusetts Turnpike Authority, Urban and Westban Venture, recorded with said Deeds in Book 9805, Page 141, and filed with said Registry District as Document No. 356835; as further affected by a Notice of Direct Lease and Reconstitution Agreement dated November 20, 1986 by and among the Massachusetts Turnpike Authority, Urban, Westban Venture and Westin Copley Place Hotel Venture, recorded with said Deeds in Book 13145, Page 295, and filed with said Registry District as Document No. 414687; as assigned by Assignment and Assumption of Ground Lease dated as of August 14, 2003 by and between Westban Venture and the Company, recorded with said Deeds on August 15, 2003 in Book 32456, Page 56, and filed with said Registry District on August 15, 2003 as Document No. 663899.

“Merrill Lynch” means Merrill Lynch Mortgage Lending, Inc.

“NYSE” means the New York Stock Exchange.

“Operator” means Westin North America Management Company, as successor-in-interest to Westin Boston Management Co.

“Ownership Limit Waiver Certification” has the meaning ascribed in Section 7.5(g).

“Partnership Agreement” has the meaning ascribed thereto in Section 3.2(a).

“Partnership Indemnified Parties” has the meaning ascribed thereto in Section 8.1.

“Permitted Exceptions” has the meaning ascribed thereto in Section 5.1(b).

“Person” means any natural person, corporation, limited partnership, limited liability company, limited liability partnership, general partnership, joint stock company, joint venture, real estate investment trust, association, company, trust, bank, trust company, land trust, vehicle trust, business trust or other organization irrespective of whether it is a legal entity, or any government or agency or political subdivision thereof.

“Personal Property” means, subject to Permitted Exceptions and the rights of third parties under the Master Lease and the Management Agreement, all tangible and intangible personal property now or hereafter located at the Project and used in connection with the operation of the Project, including (i) all building and construction materials, equipment, appliances, machinery and personal property owned by the Company and used in connection with the operation of the Project, (ii) the Consumables, (iii) the Furniture, Fixtures and Equipment, (iv) all permits, licenses, certificates and approvals issued to the Company in connection with the Project, (v) all rights of the Company, the Current Owners and Westban Venture to use the name of the Project and all other names, logos and designs used in connection with the Project, including the Project’s bars, restaurants, banquet rooms and meeting rooms, (vi) the right to use the Project’s telephone numbers and post office boxes, (vii) all booking agreements, (viii) all service marks and trademarks, (ix) all prepaid assets, including prepaid advertising and sales materials, (x) all plans and specifications, operating manuals, guaranties and warranties and any other items used in the operation of the Project, (xi) all books and records pertaining to the Project, including all documents relating to guests at the Project and employees at the Project, and (xii) any vehicles used in the operation of the Project; provided, however, the Personal Property does not include (a) any personal property owned by tenants under the Tenant Leases, (b) any personal property owned by the Operator, (c) any personal property owned by utility companies servicing the Project, (d) any personal property owned by lessors under the Equipment Leases, and (e) tools and equipment used by vendors in providing services under the Service and Supply Contracts.

“Pinnacle” means Pinnacle Realty Investments.

“Pro-forma Title Policy” has the meaning ascribed thereto in Section 5.1(b).

“Pro Rata Portion” means, with respect to a Transferor, the respective percentage set forth opposite the name of such Transferor under the caption “Pro Rata Portion” on Schedule C hereto.

“Project” means, collectively, the Land, the Personal Property and the Improvements.

“Project Agreements” means, collectively, the Existing Financing Documents, the Service and Supply Contracts, the Permitted Exceptions, the Tenant Leases, the Equipment Leases and any other lease, rental agreement, loan agreement, loan commitment, mortgage, deed of trust, easement, covenant or agreement affecting the Company’s interest in the Project or any part thereof.

“Project Material Adverse Change” or “Project Material Adverse Effect” means (i) when used to qualify a representation or warranty of the Transferors contained herein, an adverse change or effect on the business, financial condition or results of operations of the Company and the Project, taken as a whole, which, together with all other breaches of such representation or warranty, would result in costs or damages to the Company, the Project or the Partnership in an amount exceeding one hundred thousand dollars ($100,000) and (ii) as used in the condition to the obligation of the Partnership set forth in Section 5.2(b), an adverse change or effect on the business, financial condition or results of operations of the Company and the Project, taken as a whole, which, when taken with all other Material Adverse Changes or Material Adverse Effects on the Partnership, the Company and the Project, would result in costs or damages to the Partnership, the Company or the Project in an amount exceeding five million dollars ($5,000,000).

“Project Pro Rata Portion” means, with respect to a Current Owner, the respective percentage set forth opposite the name of such Current Owner under the caption “Project Pro Rata Portion” on Schedule D hereto.

“REA Agreement” means, collectively, the Easement Agreement made as of February 22, 1982 by and among Urban Investment and Development Co., a Delaware corporation, UIDC of Massachusetts, Inc., a Delaware corporation, Westban Hotel Venture, a Massachusetts general partnership, and Marriott Urban Boston Venture, a Massachusetts general partnership.

“Recipient Units” has the meaning ascribed thereto in Section 4.2(a).

“Redemption” has the meaning ascribed thereto in the Recitals to this Agreement.

“Redemption Agreement” means the redemption agreement, dated as of the date hereof, between Urban and Westban Venture.

“Refinancing Debt” means the mortgage loan to be incurred by the Company and provided by a third-party unrelated to the Partnership or the REIT prior to the Closing in connection with the Defeasance and the transactions contemplated by the Redemption Agreement.

“Refinancing Documents” means the loan agreement, promissory note, mortgage and other security and other agreements to be entered into in connection with the Refinancing Debt.

“Registration Rights Agreement” has the meaning ascribed thereto in Section 7.5(e).

“REIT Class C Preferred Shares” means the Class C Preferred Shares of beneficial interest, $0.01 par value per share, of the REIT, having the terms set forth on Schedule 7.5(a) issuable in exchange for the Class C Preferred Units in accordance with the terms thereof.

“REIT Group Material Adverse Change” or “REIT Group Material Adverse Effect” means a material adverse change or effect on the business, financial condition or results of operations of the REIT Group, taken as a whole.

“REIT Group” means, collectively, the REIT, the Partnership and LaSalle Lessee.

“REIT Reports” has the meaning ascribed thereto in Section 4.2(b).

“Reorganization Events” has the meaning ascribed thereto in Section 2.1.

“Restructuring” has the meaning ascribed thereto in the Recitals to this Agreement.

“SCG Closing Date Consideration” has the meaning ascribed thereto in Section 2.3(a).

“SEC” means the Securities and Exchange Commission.

“Section 1445” has the meaning ascribed thereto in Section 3.1(u)(i).

“Service and Supply Contracts” has the meaning ascribed thereto in Section 3.1(l).

“Special Finance Counsel” has the meaning ascribed thereto in Section 6.2(h).

“Subsequent REIT Reports” has the meaning ascribed thereto in Section 4.2(b).

“Subsidiary” means (a) any entity of which the REIT owns directly or indirectly (x) at least a majority of the outstanding capital stock (or other shares of beneficial interest) or (y) at least a majority of the partnership, membership or other similar equity interests; or (b) any entity in which any member of the REIT Group (or other specified entity) is a general partner, including the Partnership.

“Survey” has the meaning ascribed thereto in Section 5.1(b).

“Taking” has the meaning ascribed thereto in Section 9.2.

“Tax Protection Agreement” has the meaning ascribed thereto in Section 7.5(f).

“Tax Return” means all federal, state, local and foreign income, franchise, sales and other tax returns.

“Taxes” means all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, sales, use, service, service use, ad valorem, transfer, franchise, profits, license, lease, withholding, social security, payroll, employment, excise, estimated, severance, stamp, recording, occupation, real and personal property, gift, windfall profits or other taxes, customs, duties, fees, assessments or charges of any kind whatsoever, whether computed on a separate, consolidated, unitary, combined or other basis, together with any interest, fines, penalties, additions to tax or other additional amounts imposed thereon or with respect thereto imposed by any taxing authority (domestic or foreign).

“Tenant Leases” has the meaning ascribed thereto in Section 3.1(n).

“Title Commitment” has the meaning ascribed thereto in Section 5.1(b).

“Title Company” means First American Title Insurance Company (Chicago office).

“Transaction Agreements” means, collectively, this Agreement and each other agreement entered into in connection with the implementation of the transactions (other than the Restructuring) contemplated hereby, including the Registration Rights Agreement and the Tax Protection Agreement.

“Transaction Events” has the meaning ascribed thereto in Section 2.1.

“Transferor Indemnified Parties” has the meaning ascribed thereto in Section 8.2(a).

“Transferors” has the meaning ascribed thereto in the first paragraph of this Agreement.

“Transferred Interests” has the meaning ascribed thereto in the Recitals to this Agreement.

“Urban” means Urban Investment and Development Co., an Illinois general partnership.

“WCBC Closing Date Consideration” has the meaning ascribed thereto in Section 2.3(b).

“Westban Venture” has the meaning ascribed thereto in the Recitals to this Agreement.

“Working Capital” has the meaning ascribed thereto in Section 2.4(g).

“Working Capital Statements” has the meaning ascribed thereto in Section 2.5.

1.2 Interpretation. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)	the terms defined in this Agreement have the meanings ascribed to them herein and include the plural as well as the singular and the use of any gender herein shall include the other gender;

(b)	the captions used in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define or limit the scope or content of this Agreement or any provision hereof;

(c)	the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision;

(d)	the term “include” or “including” shall mean without limitation by reason of enumeration and shall not be interpreted restrictively;

(e)	each reference to an “Article” of this Agreement shall include all Sections of such Article and, similarly, each reference to a “Section” shall include all subsections of such Section;

(f)	unless otherwise expressly provided in this Agreement, all monetary amounts used herein are expressed in US dollars; and

(g)	the words “ordinary course of business consistent with past practice” (or words of similar import), when used in respect of the Company, mean and refer to the nature, manner and extent of the business and operations of such entity, as such business and operations have been conducted prior to the date hereof.

1.3 Schedules. The following Schedules are attached to and form part of this Agreement:

Schedule A	-	Legal Description of the Land
Schedule B	-	Form of Indemnity Escrow Agreement
Schedule C	-	Pro Rata Portion
Schedule D	-	Project Pro Rata Portion
Schedule 2.1-A	-	Pre-Closing Consents and Approvals
Schedule 2.1-B	-	Reorganization Events
Schedule 2.5	-	Working Capital
Schedule 2.5(i)		Capital Expenditure Projects
Schedule 3.1(b)	-	Transferor Consents, Breaches
Schedule 3.1(g)	-	Condition of Project
Schedule 3.1(h)	-	Permits and Legal Compliance
Schedule 3.1(i)	-	Legal Proceedings
Schedule 3.1(l)	-	Service and Supply Contracts
Schedule 3.1(m)	-	Equipment Leases
Schedule 3.1(n)	-	Tenant Leases
Schedule 3.1(o)	-	Labor Contracts
Schedule 3.1(p)	-	Environmental Reports

Schedule 3.1(r)	-	Estoppel under Management Agreement
Schedule 3.1(s)	-	Master Lease
Schedule 3.1(t)	-	Existing Financing Documents
Schedule 4.1(b)	-	REIT Group Consents, Breaches
Schedule 4.1(c)	-	Other REIT Group Consents
Schedule 4.2(e)	-	Capitalization of the REIT Group
Schedule 4.2(f)	-	Tax Matters of the REIT Group
Schedule 5.1(b)	-	Form of Pro-Forma Title Policy
Schedule 5.2(d)	-	Form of Affidavit to Title Company
Schedule 5.2(e)	-	Form of Assignment and Assumption Agreement
Schedule 5.3(c)	-	Certain Consents
Schedule 6.2(a)	-	Form of Master Lease Estoppel Certificate
Schedule 6.2(c)	-	Terms of Refinancing Debt
Schedule 7.3(b)	-	Form of FIRPTA Certificate
Schedule 7.3(e)	-	Form of Assignment of Transferred Interests
Schedule 7.3(g)	-	Form of Trademark Assignment
Schedule 7.5(a)	-	Forms of Articles Supplementary and Amendment to the Partnership Agreement
Schedule 7.5(c)	-	Form of Legal Opinion
Schedule 7.5(e)	-	Form of Registration Rights Agreement
Schedule 7.5(f)	-	Form of Tax Protection Agreement
Schedule 7.5(g)	-	Form of Ownership Limit Waiver Certification
Schedule 8.7(c)	-	Certain Litigation

ARTICLE 2. CONTRIBUTION AND REDEMPTION; ADJUSTMENTS; EARNEST MONEY.

2.1 Pre-Closing Restructuring. As of the day immediately prior to the consummation of the transactions contemplated by this Agreement, the Transferors shall, subject to the terms and conditions set forth herein and subject to the completion of the Defeasance, the incurrence of the Refinancing Debt and the receipt of the consents and approvals set forth in Schedule 2.1-A hereto, cause the Redemption to occur. Each of the Transferors, the Partnership and the REIT agrees that, subject to the terms and conditions of this Agreement, they will cooperate with, and provide reasonable assistance to, each other with a view to causing each of the events contemplated by the Redemption Agreement to occur prior to the Redemption (the “Reorganization Events”) to be completed with legal effect prior to the Closing under the Redemption Agreement. Immediately following the completion of the Reorganization Events, the Redemption will be completed and, on the Closing Date the distribution of the limited liability company interests in the Company held by Westban Venture to SCG and WCBC will occur and, subject to the terms and conditions of this Agreement, the parties shall cause the actions described in steps 1-7 of Schedule 2.1-B, and the other transactions contemplated by this Agreement (the “Contribution Events”), to be completed. Each of the Transferors, the Partnership and the REIT further agrees that the consummation of the Reorganization Events, the Redemption and the Contribution Events (collectively, the “Transaction Events”) will be initiated only if the parties are reasonably certain that all of the conditions to the occurrence of each of them will be satisfied and that it is reasonably likely that such Transaction Events will be consummated. Accordingly, each of the Transferors, the Partnership and the REIT agrees that it will provide to the other parties hereto, on the Closing Date and prior to the release of the documents and funds from escrow, an acknowledgement that all of the conditions to its obligations to consummate the transactions contemplated by this Agreement have been satisfied, and that each of the parties shall be entitled to rely on such acknowledgement. Without limitation of the foregoing, each of the Transferors, the Partnership and the REIT agrees that upon the effectiveness of any one of the Transaction Events hereunder or under the Redemption Agreement (including as set forth in the penultimate paragraph of Section 2.2 of the Redemption Agreement), they will make all commercially reasonable efforts to ensure the completion of all other Transaction Events and will not take any steps to adjourn, delay or interfere with the process in any way.

2.2 Acquisition of Interests in the Company by the Partnership. As of the day immediately following completion of the Redemption and the other pre-closing transactions described in Section 2.1, on the Closing Date, the Partnership will acquire from the Transferors ninety-nine percent (99%) of the outstanding Transferred Interests, and LaSalle Lessee will acquire one percent (1%) of the outstanding Transferred Interests from WCBC, through the consummation of the contribution or assignment of the Transferred Interests pursuant to Section 2.3. The aggregate amount to be received by the Transferors on Closing in connection with such transactions (the “Closing Date Consideration”) shall be an amount equal to the sum of the following:

(a)	$119,086,462.05 being the agreed aggregate equity value of the limited liability company interests in the Company held by the Transferors after giving effect to the Redemption (which agreed net equity value shall not, except as expressly set forth in the penultimate paragraph of this Section 2.2, be subject to adjustment), assuming that the outstanding principal amount of the indebtedness of the Company under the Existing Financing Documents immediately prior to the Defeasance is $78,791,908.24 and without giving effect to the incurrence of the Refinancing Debt or the receipt or the application of the proceeds thereof; and

(b)	the Transferors’ aggregate Project Pro Rata Portions of the Estimated Closing Working Capital (which may be negative) shown on the Estimated Working Capital Statement.

In the event that the outstanding principal amount of the indebtedness of the Company under the Existing Financing Documents immediately prior to the Defeasance exceeds $78,791,908.24, then the Closing Date Consideration shall be decreased by an amount equal to the Transferors’ aggregate Project Pro Rata Portions of such excess. In the event that the outstanding principal amount of the indebtedness of the Company under the Existing Financing Documents immediately prior to the Defeasance is less than $78,791,908.24, then the Closing Date Consideration shall be increased by an amount equal to the Transferors’ aggregate Project Pro Rata Portions of such shortfall. The amount of any such adjustment to the Closing Date Consideration shall be allocated between the Transferors in accordance with their respective Pro Rata Portions and shall be in the same form of consideration as set out in Section 2.3 (immediately available funds in the case of WCBC, and Class C Preferred Units in the case of SCG, with the number of such Class C Preferred Units to be calculated by using a value per Class C Preferred Unit of $25.00).

The Closing Date Consideration shall be paid in accordance with Section 2.3 and shall, to the extent provided therein, be adjusted in accordance with Sections 2.4, 2.5, 2.6 and 2.7 or as otherwise provided in this Agreement.

2.3 Closing Date Transactions and Payment of the Closing Date Consideration. Upon the terms and subject to the conditions of this Agreement, at the Closing the Partnership and LaSalle Lessee, neither of which is a disregarded entity under the Code, shall acquire from the Transferors, and the Transferors shall contribute or assign to the Partnership and LaSalle Lessee (it being understood and agreed that the Transferors will contribute ninety-nine percent (99%) of the Transferred Interests to the Partnership and that WCBC will assign one percent (1%) of the Transferred Interests to LaSalle Lessee), all of such Transferor’s Transferred Interest (i.e., on a collective basis, 100% of the outstanding limited liability company interests in the Company on the Closing Date) in exchange for the delivery of the Closing Date Consideration in the following manner:

(a)	to SCG, (i) a number of Class C Preferred Units equal to the result obtained by dividing (A) $58,543,231.02 (the “SCG Closing Date Consideration”) by (B) $25.00; and

(b)	to WCBC, an amount in cash equal to $60,543,231.03, 98% of which will be paid by the Partnership and 2% of which will be paid by LaSalle Lessee (the “WCBC Closing Date Consideration”).

The obligation of the Partnership and LaSalle Lessee (it being understood that all references in the remainder of this Article 2 to “the Partnership” shall, where the context requires, also be deemed to include LaSalle Lessee) to proceed with each of the foregoing transactions is subject to the conditions set forth herein, and if the conditions to the obligations of the Partnership to consummate the transactions contemplated hereby shall not have been satisfied, the Partnership shall have the right to terminate this Agreement and obtain a refund of the Earnest Money in addition to any other remedies it may have under the terms of this Agreement; provided, however, that such conditions shall be deemed to have been waived if the failure of such condition to be satisfied results from any act or omission of the Partnership in violation of this Agreement. Without limitation of the foregoing, each of the Transferors, the Partnership and REIT agrees that none of the transactions contemplated by this Agreement (including the contribution and sale of the Transferred Interests) shall be deemed to have occurred unless all such transactions and all of the transactions contemplated by the Redemption Agreement (including the Defeasance, the incurrence of the Refinancing Debt and the Redemption) shall have been consummated.

2.4 Working Capital Adjustments.

(a) At least two (2) Business Days prior to the Closing, the Transferors in good faith shall prepare an unaudited estimated consolidated net Working Capital statement of the Company as of the Closing Date (the “Estimated Working Capital Statement”) setting forth an estimate of the Working Capital of the Company (the “Estimated Closing Working Capital”) as of 12:01 a.m. (Eastern Daylight Time) on the Closing Date (the “Effective Time”). The information contained in the Estimated Working Capital Statement shall be prepared in accordance with the principles set out in Sections 2.4(g) and 2.5 and on Schedule 2.5 hereto and shall be based on the books and records of the Company and Westban Venture and other information then available.

(b) As promptly as practicable, but in no event later than one hundred eighty (180) days after the Closing, the Partnership will deliver to the Transferors an unaudited consolidated Working Capital statement of the Company as of the Effective Time (the “Closing Working Capital Statement”) prepared by the Partnership on a basis consistent with the example calculation of Working Capital attached hereto as Schedule 2.5 and in accordance with the principles set out in Sections 2.4(f) and 2.5 and on Schedule 2.5 hereto, which Closing Working Capital Statement will reflect the Partnership’s determination of the actual Working Capital of the Company as of the Effective Time (the “Closing Working Capital”). Notwithstanding anything contained herein to the contrary, in the event that the final amount of real estate taxes that are actually payable in respect of the Project for the period ending at the Effective Time, the amount of rent under a Tenant Lease that is actually payable in respect of the Project for the period ending at the Effective Time or the amount of a specified payment due under the Chilled Water Agreement or the REA Agreement cannot be finally determined as of the date that is 180 days after the Closing, the amounts of such items shall be included on the Closing Working Capital Statement at the same level as the amounts of such items were included on the Estimated Working Capital Statement and when the amounts of such items are capable of finally being determined, the amounts of such items shall be adjusted in accordance with the procedures set forth in this Section 2.4.

(c) Following delivery of the Closing Working Capital Statement, the Transferors and their representatives and advisors will be permitted to review all books and records, documents and working papers and will have access to employees of the REIT and the Partnership that are required in connection with their review of the Closing Working Capital Statement. If the Transferors disagree with the Partnership’s determination of the Closing Working Capital, the Transferors shall notify the Partnership in writing of such disagreement (such notice setting forth the basis for such disagreement in reasonable detail) within fifteen (15) Business Days after receipt of the Closing Working Capital Statement and the Transferors and the Partnership thereafter shall negotiate in good faith to resolve any such disagreement. If the Transferors do not notify the Partnership of any such disagreement within such fifteen (15) Business Day period the Transferors shall be deemed to have waived any right to object to the Closing Working Capital Statement. If the Transferors and the Partnership are unable to resolve any such disagreement within thirty (30) days after the Partnership delivers the Closing Working Capital Statement to the Transferors, the Transferors and the Partnership shall submit the dispute to a “Big

Four” public accounting firm jointly selected by the Transferors and the Partnership (the “Independent Auditor”) for resolution. If the Transferors and the Partnership are unable to agree upon an Independent Auditor, the Independent Auditor shall be selected by lot from the “Big Four” accounting firms (but excluding any firm which has previously audited the Westban Venture’s or the Partnership’s or the REIT’s financial statements). The Independent Auditor selected under this Section 2.4(c) shall also be the “Independent Auditor” selected under Section 2.3(c) of the Redemption Agreement.

(d) The Transferors and the Partnership shall use all reasonable efforts to cause the Independent Auditor to resolve all disagreements over the Closing Working Capital as soon as practicable, but in any event within 60 days after submission of the dispute to the Independent Auditor. The resolution of such disagreements and the determination of Closing Working Capital by the Independent Auditor shall be final and binding on the Transferors and the Partnership.

(e) The Independent Auditor will determine the allocation of its costs and expenses in determining the Closing Working Capital based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. For example, if the Transferors claim the Closing Working Capital is $500 greater than the amount determined by the Partnership in the Closing Working Capital Statement, and if the Independent Auditor ultimately resolves the dispute by awarding the Partnership $300 of the $500 contested, then the costs and expenses of arbitration will be allocated 30.12% (i.e., the product of (i) the Transferors’ aggregate Project Pro Rata Portions and (ii) 300 divided by 500) to the Transferors and 20.08% (i.e., the Product of (i) the Transferors’ aggregate Project Pro Rata Portions and (ii) 200 divided by 500) to the Partnership.

(f) If the Closing Working Capital (as finally determined pursuant to this Section 2.4) is greater than the Estimated Closing Working Capital, the Partnership shall, within three (3) Business Days after the Closing Working Capital is finally determined pursuant to this Section 2.4, pay to each of the Transferors, in the same form of consideration as set out in Section 2.3 (immediately available funds, in the case of WCBC, or Class C Preferred Units in the case of SCG, with the number of such Class C Preferred Units to be calculated by using a value per Class C Preferred Unit of $25.00) (such form of consideration for each of WCBC and SCG being the “Agreed Form of Consideration”), such Transferor’s Project Pro Rata Portion of the difference between the Closing Working Capital and the Estimated Closing Working Capital. If the Closing Working Capital is less than the Estimated Closing Working Capital, each of the Transferors shall, within three (3) Business Days after the Closing Working Capital is finally determined pursuant to this Section 2.4, pay to the Partnership, in the Agreed Form of Consideration, an amount equal to such Transferor’s Project Pro Rata Portion of the difference between the Closing Working Capital and the Estimated Closing Working Capital.

(g) For purposes of this Section 2.4, the following terms have the meanings set forth below:

(i)	“Current Assets” means, without duplication, all current assets of the Company determined in accordance with the principles set out in Section 2.5 and Schedule 2.5.

(ii)	“Current Liabilities” means, without duplication, all current liabilities of the Company determined in accordance with the principles set out in Section 2.5 and Schedule 2.5 excluding any reserves for contingent liabilities relating to litigation matters.

(iii)	“Working Capital” means Current Assets minus Current Liabilities.

(h) Any adjustment paid pursuant to this Section 2.4 shall be treated by all of the parties as an adjustment to the Closing Date Consideration for all purposes.

(i) The Estimated Closing Working Capital and the Closing Working Capital used for purposes of this Section 2.4 shall, for all purposes, be the same as the “Estimated Closing Working Capital” and “Closing Working Capital” that are used for purposes of Section 2.3 of the Redemption Agreement. Without limitation of the foregoing, (i) a disagreement with respect to the “Closing Working Capital” under this Agreement shall also constitute a disagreement with respect to the “Closing Working Capital” under the Redemption Agreement, a disagreement with respect to the “Closing Working Capital” under the Redemption Agreement shall also constitute a disagreement with respect to the Closing Working Capital under this Agreement, and disagreements with respect to the Closing Working Capital shall be resolved in the same manner, and in the same amount, under both this Agreement and the Redemption Agreement; (ii) the Partnership agrees to take, and to cause the Company to take, identical positions and actions, including actions with respect to settlement of any contested amount, under each of this Agreement and the Redemption Agreement with respect to the calculation of Closing Working Capital; and (iii) the Transferors agree to take identical positions and actions, including actions with respect to settlement of any contested amount, under this Agreement with respect to the calculation of Closing Working Capital as Urban takes under the Redemption Agreement with respect to the calculation of Closing Working Capital.

(j) Notwithstanding anything to the contrary contained herein but without duplication of any other adjustment to the amounts paid to the Transferors hereunder, (i) if the amount of the incentive management fee for the year-to-date period ended at the Effective Time included in the Closing Working Capital Statement exceeds the amount of such incentive fee for such period finally determined to be actually payable to the Operator under the Management Agreement, the Partnership shall, within fifteen days of such determination, pay to each of the Transferors an amount equal to such Transferor’s Project Pro Rata Portion of such excess and (ii) if the amount of the incentive management fee for the year-to-date period ended on the Closing Date included in the Closing Working Capital Statement is less than the amount of such incentive fee for such period finally determined to be actually payable to the Operator under the Management Agreement, each of the Transferors shall, within fifteen days of such determination, pay to the Partnership an amount equal to such Transferor’s Project Pro Rata Portion of such shortfall. The amount of any payment made to a Transferor pursuant to this Section 2.4(j) shall be in the Agreed Form of Consideration.

2.5 Principles for Preparation of Working Capital Statements. The Estimated Working Capital Statement and the Closing Working Capital Statement (collectively, the “Working Capital Statements”) shall each be prepared as at the Effective Time and each component of such Working Capital Statements described in this Section 2.5 shall be reflected in accordance with the following principles and in accordance with Schedule 2.5 (and the calculation of each such item shall be made without duplication of any other item):

(a)	Cash. The Working Capital Statements shall record all petty cash funds at the Project, all cash in any operating or other accounts of the Project (including any accounts of, or held by, the Operator in respect of the Project) and the Company at the Effective Time (collectively, the “Closing Cash”). All Closing Cash shall, except as otherwise provided herein, constitute a Current Asset for purposes of calculating Working Capital hereunder. The Partnership and the Transferors shall make reasonable mutually satisfactory arrangements for counting such cash and determining the balances in the operating accounts as of the Effective Time. The Working Capital Statements shall also record the following adjustments to such Closing Cash to the extent required:

(i)	the Closing Cash shall only take account of one-half ( 1/2) of the revenue from hotel rooms and parking at the Project for the night preceding the Closing;

(ii)	the Closing Cash shall be decreased by the amount of any outstanding tenant improvement obligations, outstanding leasing commissions or other outstanding landlord expenses in connection with any Tenant Leases as of the Effective Time, to the extent such amount is not included as a Current Liability; provided, however, that any outstanding tenant improvement obligations, leasing commissions or other outstanding landlord expenses in connection with (A) any Tenant Leases that are approved by the Partnership and entered into after the date of this Agreement or (B) the renewal or extension at the option of the tenant under a Tenant Lease which are payable pursuant to the terms of a Tenant Lease or any commission agreement that is listed on a Schedule to this Agreement shall be for the account of the Partnership and shall not decrease Closing Cash or constitute a Current Liability; and

(iii)	Closing Cash shall include all escrows held under the Existing Financing Documents immediately prior to the Defeasance and the Partnership shall be entitled to receive, directly or indirectly, all such escrows.

(b)	Accounts Receivable. The Working Capital Statements shall include, as a Current Asset, the amount of 98% of all accounts receivable of the Company that have been outstanding for fewer than sixty (60) days as of the Effective Time (excluding any overdue payments from tenants under the Tenant Leases, which shall be paid to the Transferors as collected, it being understood and agreed that any payments received from a tenant under a Tenant Lease in respect of which there is an overdue payment as of the Effective Time shall be applied to the invoice attached to, or to the invoice or period referred to in, such payment, or if no such invoice or period is so attached or referred to, such payments will be applied to the amounts outstanding in respect of the period prior to the Effective Time and to amounts outstanding in respect of the period after the Effective Time in the respective pro rata portions of such outstanding amounts). The Closing Date Consideration shall be subject to adjustment in respect of accounts receivable of the Company as provided in Section 2.6 hereof.

(c)	Accounts Payable. The Working Capital Statements shall reflect a Current Liability at Closing for all accounts payable of the Company which have accrued prior to the Effective Time with respect to purchases of goods and services delivered prior to the Effective Time but not with respect to purchases of goods or services to be delivered on or after the Effective Time. Accounts payable shall mean the following items, in each case to the extent incurred by or for the benefit of the Company or the Project: (i) open accounts payable to trade vendors or suppliers of the Project’s hotel, restaurants, bars or similar facilities, (ii) amounts payable under any Service and Supply Contracts and Equipment Leases, (iii) amounts payable in respect of real estate taxes and utility charges (including charges for steam, water, electricity, gas and oil relating to the Project), and (iv) management fees payable under the Management Agreement, including any incentive management fees.

(d)	Employee Expenses. The Working Capital Statement shall reflect a Current Liability for any accrued and unpaid sick, personal and vacation days of the Company’s employees or for such obligations with respect to employees of the Operator for which the owner of the Project is responsible which have accrued prior to the Effective Time and any unfunded or underfunded pension obligations with respect to the Company’s employees or for such obligations with respect to employees of the Operator for which the owner of the Project is responsible which have accrued prior to the Effective Time.

(e)	No Duplication. All calculations of Estimated Closing Working Capital and Closing Working Capital shall be made without duplication of any item. For example, if an item is included as a Current Liability on a Working Capital Statement, such item shall not also be reduced from, or otherwise reduce, the amount of cash reflected on such Working Capital Statement. In no event shall any accounts payable in respect of goods or services to be delivered on or after the Effective Time constitute a Current Liability or a deduction to Current Assets unless any such payment is made to restore aggregate levels of Consumables or FF&E to within the range of the historical aggregate levels at which Consumables or FF&E have been maintained (as evidenced by the Operator’s books and records).

(f)	Exclusion of Debt Under Existing Financing Documents, Refinancing Debt and Defeasance. Each of the Estimated Closing Working Capital and the Closing Working Capital shall be prepared as of the time immediately before the consummation of, and without giving effect to, the transactions contemplated by this Agreement and the Redemption Agreement, including the Restructuring, the incurrence of the Refinancing Debt, the Defeasance and the Redemption. Accordingly, the indebtedness outstanding under the Existing Financing Documents, the Defeasance (including all costs incurred in connection therewith) and the incurrence of the Refinancing Debt, including any liabilities relating to the Defeasance or liabilities and escrows relating to the Refinancing Debt, and the receipt and application of the proceeds therefrom and the Redemption and all payments (whether or not the source of such payment is the Refinancing Debt) made to Urban in connection therewith shall be ignored and excluded for all purposes of calculating the Estimated Closing Working Capital and Closing Working Capital. Without limitation of the foregoing, in the event the proceeds of the Refinancing Debt are insufficient to pay in full the Defeasance, the costs relating to the incurrence of the Refinancing Debt and the payment of all amounts to be paid to Urban (including any amounts in respect of the Estimated Closing Working Capital) under the Redemption Agreement on the closing of the transactions contemplated by the Redemption Agreement, part of the Current Assets may be used to pay any such amounts, but no reduction in the amount of the Estimated Closing Working Capital or Closing Working Capital shall be made in respect of such payment. Except as set forth in the immediately preceding sentence, there shall be no distribution of Working Capital of the Company to the members of the Company during the period beginning as of the time as of which the Estimated Working Capital Statement is prepared and ending at the Closing, and in no event shall any amount included as a Current Asset on a Working Capital Statement be used to pay any expenses for which the Transferors are responsible pursuant to Section 7.6.

(g)	Brokerage Commission. The brokerage commission payable to Pinnacle in connection with the transactions contemplated by this Agreement shall constitute a Current Liability for purposes of the Estimated Closing Working Capital and the Closing Working Capital.

(h)	Certain Cancellations. Estimated Closing Working Capital and Closing Working Capital shall be reduced by any amounts received by the Operator or the Company prior to the Effective Time in respect of cancellations of room nights booked for nights on and after the Closing Date or other events booked for the Closing Date or thereafter.

(i)	Capital Expenditures. If the capital expenditure projects listed on Schedule 2.5(i) are not completed and paid for prior to the Effective Time, the amount required to complete and pay for such projects shall constitute a Current Liability for purposes of the Estimated Closing Working Capital and the Closing Working Capital.

(j)	Starwood Marketing Adjustment. Estimated Closing Working Capital and Closing Working Capital shall be increased by an amount equal to 0.4% of the revenues for the Project during the period beginning on January 1, 2005 and ending on the Closing Date to the extent that the Operator has not already paid any such amount to the Company prior to the Closing Date.

(k)	Interest Rate Option Agreement. If, as of the Closing Date, the interest rate option agreement, dated August 3, 2005, purchased by the Company in connection with the transactions contemplated by this Agreement (the “Interest Rate Option Agreement”) affects the interest rate that would otherwise be payable on the Refinancing Debt, the Estimated Closing Working Capital and Closing Working capital shall be increased by an amount equal to $19,000. The Transferors agree that they will not permit the Company to amend, modify or terminate the Interest Rate Option Agreement without the prior consent of the Partnership prior to the Closing Date.

2.6 Adjustment for Accounts Receivable.

(a) On the date that is one hundred eighty (180) days after the Closing Date, the Partnership shall deliver to the Transferors a statement, dated as of such date (the “Accounts Receivable Statement”), setting forth, with respect to each account receivable included in the calculation of the Closing Working Capital, the amount of such account receivable that has been collected as of the date of the Accounts Receivable Statement (the “Collected Accounts”). In the event that the Transferors disagree with the Accounts Receivable Statement, the dispute resolution provisions of Section 2.4 relating to the Closing Working Capital Statement shall apply to the resolution of any disputes regarding the Accounts Receivable Statement.

(b) If the amount of the Collected Accounts (as finally determined pursuant to this Section 2.6) is greater than the credit for accounts receivable made in connection with the calculation of Working Capital (i.e., 98% of such accounts receivable), then the Partnership shall pay to each of the Transferors an amount equal to such Transferor’s Project Pro Rata Portion of the amount of such excess. If the amount of the Collected Accounts (as finally determined pursuant to this Section 2.6) is less than the credit for accounts receivable made in connection with the calculation of Working Capital (i.e., 98% of such accounts receivable), then each of the Transferors shall pay to the

Partnership an amount equal to such Transferor’s Project Pro Rata Portion of the amount of such shortfall. The amount of any such payments made pursuant to this Section 2.6 shall be in the Agreed Form of Consideration.

(c) The Partnership shall instruct the Operator to use commercially reasonable efforts (with no obligation to sue) in accordance with the Operator’s past practice to collect any overdue payments from tenants under Tenant Leases and from accounts receivable that have been outstanding for sixty (60) days or more as of the Effective Time (which accounts receivable shall not constitute Current Assets) and any “attrition income” or cancellation fees payable in respect of any shortfalls against guaranteed bookings relating to nights preceding the Effective Time (it being understood and agreed that no amount of such “attrition income” or cancellation fees shall be included as a Current Asset on any Working Capital Statement) and remit such payments to the Transferors promptly upon receipt thereof.

(d) Without limitation of the foregoing, the Partnership will instruct the Operator to use commercially reasonable efforts in accordance with the Operator’s past practice (with no obligation to sue) to collect any amounts owing under any accounts receivable that remain unpaid as of the date of the Accounts Receivable Statement, and remit such amounts to the Transferors in their Pro Rata Portions promptly upon receipt thereof.

(e) No adjustment pursuant to this Section 2.6 of any amounts payable under this Agreement shall duplicate any adjustment made pursuant to any other Section of this Agreement.

(f) Any adjustment paid pursuant to this Section 2.6 shall be treated by all of the parties as an adjustment to the Closing Date Consideration for all purposes.

2.7 Earnest Money.

(a) Within two (2) Business Days after the execution of this Agreement, the Partnership shall deposit $5,000,000 (the “Earnest Money”) with the Title Company. The Earnest Money shall be held by the Title Company in accordance with the terms hereof and in accordance with the terms of the Earnest Money Escrow Agreement.

(b) If this Agreement is terminated due to the Partnership’s, the REIT’s or LaSalle Lessee’s default hereunder, the Earnest Money, together with all accrued interest thereon, shall be paid to the Company, as liquidated damages and as the Transferors’ sole and exclusive remedy. If the Closing occurs hereunder, the Earnest Money, together with all accrued interest thereon, shall be paid to WCBC and credited against the WCBC Closing Date Consideration. If the Closing does not occur hereunder or if the Redemption does not occur under the Redemption Agreement for any reason other than the Partnership’s or the REIT’s default hereunder, the Earnest Money, together with all accrued interest thereon, shall be refunded to the Partnership as liquidated damages, such remedy shall be the sole and exclusive remedy of the Partnership, the REIT and LaSalle Lessee unless the Closing has not occurred solely as a result of a default by the Transferors or the Redemption under the Redemption Agreement has not occurred solely as a result of a default by a party thereto, in each of which case the Partnership shall have the right, at its option, either (i) to seek specific performance of this Agreement in a judicial proceeding (it being understood and agreed, however, that (A) specific performance may not be effected under either this Agreement or the Redemption Agreement unless specific performance is effected under both this Agreement and the Redemption Agreement and (B) that the remedy of specific performance under this Agreement and the Redemption Agreement may be granted only if the Defeasance and the incurrence of the Refinancing Debt are effected on the terms and in the manner contemplated by this Agreement and the Redemption Agreement), or (ii) to receive a refund of the Earnest Money, together with all interest thereon, and to require the Transferors to reimburse the Partnership, in their respective Pro Rata Portions, for up to $500,000 of its out-of-pocket expenses incurred in connection with the transactions contemplated hereby; (it being understood and agreed that any such selected remedy specified in clause (i) or (ii) shall constitute liquidated damages and be the sole and exclusive remedy of the Partnership, REIT and LaSalle Lessee).

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF THE TRANSFERORS.

3.1 General Representations and Warranties. Each Transferor hereby represents and warrants to the Partnership and the REIT as of the date hereof and as of the Closing as follows (all of which representations and warranties shall be deemed automatically remade as of the Closing), it being understood and agreed that each Transferor makes the representations and warranties contained in Sections 3.1(a), (b), (c), (q) and (u) as to itself only and that the inclusion of any item on any Schedule qualifying any of the representations and warranties shall not constitute an admission that such item is material or would result in a Project Material Adverse Effect:

(a)	Due Organization. Such Transferor is duly organized as a corporation or limited liability company, as applicable, and validly existing under the laws of its jurisdiction of incorporation or formation, as applicable. Such Transferor has full power and authority, and is duly authorized, to execute, enter into, deliver and perform this Agreement and its obligations hereunder.

(b)	Power. This Agreement and all other agreements, instruments and documents required to be executed or delivered by such Transferor pursuant hereto have been or (if and when executed) will be duly executed and delivered by such Transferor, and are or will be legal, valid and binding obligations of such Transferor. Except as set forth on Schedule 3.1(b), no consents and permissions are required to be obtained by such Transferor for the execution and performance of this Agreement and the other documents to be executed by such Transferor hereunder. Except as set forth on Schedule 3.1(b), the consummation of the transactions contemplated herein and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under, any agreement or document to which such Transferor is a party or by which it is bound, or any order, rule or regulation of any court or of any Governmental Authority having jurisdiction over such Transferor, the Company or the Project.

(c)	Title. On the Closing Date, such Transferor will own good and marketable, legal and beneficial, title in and to its Transferred Interest which as of the Closing Date will be held free of any Liens, other than any Liens restricting transfer of the Transferred Interest that might arise out of the indebtedness under the Existing Financing Documents or under the Refinancing Debt.

(d)	Interests. On the Closing Date, the Transferred Interests will constitute all of the issued and outstanding limited liability company interests in the Company. Immediately prior to the Redemption, the Westban Venture will own all of the outstanding interest in the Company.

(e)	Corporate Existence. The Company is a limited liability company duly formed and in good standing under the laws of the State of Delaware, with the power and authority to own its properties and to conduct its business as conducted on the Closing Date.

(f)	Operating Statements. The Transferors have provided to the Partnership copies of each of the monthly unaudited operating statements relating to the Project for calendar year 2005 that have been delivered to the Transferors by the Operator prior to the date hereof. To the Knowledge of the Transferors, each of such operating statements has been prepared in accordance with the terms of the Management Agreement.

(g)	Condition of Project. Except as disclosed in the engineering reports listed on Schedule 3.1(g) or in any engineering reports obtained by the Partnership or any potential lender of the Refinancing Debt, the Transferors have not received any unsatisfied requirements for repairs, restorations or improvements with respect to the Project pursuant to the Existing Financing Documents, from any insurer of the Project (or any part thereof), from any tenant under a Tenant Lease or from any Governmental Authority, the failure of which to satisfy could reasonably be expected to have a Project Material Adverse Effect.

(h)	Permits and Legal Compliance. To the Knowledge of the Transferors, except as set forth on Schedule 3.1(h), the Company, the Operator or their respective Affiliates have all licenses, permits and certificates necessary for the use, occupancy and operation of the Project as currently conducted, including all certificates of occupancy and hotel, restaurant and liquor licenses, except where the failure to have any such licenses, permits or certificates could not reasonably be expected to have a Project Material Adverse Effect. To the Knowledge of the Transferors, the Project, including the use thereof, substantially complies with all material Project

Agreements and all applicable laws, rules and regulations having the force of law, except for such non-compliance as could not reasonably be expected to have a Project Material Adverse Effect.

(i)	No Proceedings. There is not now pending or, to the Knowledge of the Transferors, threatened, any action, suit or proceeding before any court or governmental agency or body against the Project, the Company or the Transferors except as set forth in Schedule 3.1(i).

(j)	Eminent Domain. There are no pending or, to the Knowledge of the Transferors, threatened condemnation, eminent domain or similar proceedings relating to the Project or any portion thereof or any interest (whether legal, beneficial or otherwise) or estate therein.

(k)	Taxes. There are, to the Knowledge of the Transferors, no pending or threatened reassessments or special tax assessments against the Project, and the Project is separately assessed for real estate tax purposes.

(l)	Service and Supply Contracts. Attached hereto as Schedule 3.1(l) is a list of all contracts or agreements to which the Company (acting on its own) or, to the Knowledge of the Transferors, the Operator or the Company (where the Operator has acted as agent for the Company), is a party for the providing of services or supplies solely to, or management solely of, the Project, including all amendments and modifications thereto and assignments thereof (which contracts and agreements, together with the contracts and agreements entered into with respect to the Project after the date hereof with the consent of the Partnership pursuant to Article 6 below, are herein referred to collectively as the “Service and Supply Contracts”). The Transferors have delivered to the Partnership true and correct copies of the Service and Supply Contracts. Except as may be shown in Schedule 3.1(l), all of the Service and Supply Contracts are, to the Knowledge of the Transferors, in full force and effect and, to the Knowledge of the Transferors, there is no default under any of the Service and Supply Contracts which could reasonably be expected to have a Project Material Adverse Effect.

(m)	Equipment Leases. Attached hereto as Schedule 3.1(m) is a list of all equipment leases to which the Company (acting on its own) or, to the Knowledge of the Transferors, the Operator or the Company (where the Operator has acted as agent for the Company) is a party for the leasing of equipment solely for the Project, including a list of all amendments and modifications thereto and assignments thereof (which leases, together with the equipment leases entered into with respect to the Project after the date hereof pursuant to Article 6 below, are herein referred to collectively as the “Equipment Leases”). The Transferors have delivered to the Partnership true and correct copies of the Equipment Leases. Except as may be shown on Schedule 3.1(m), all of the Equipment Leases are, to the

Knowledge of the Transferors, in full force and effect and, to the Knowledge of the Transferors, there is no existing default under the Equipment Leases which could reasonably be expected to have a Project Material Adverse Effect.

(n)	Tenant Leases. Attached hereto as Schedule 3.1(n) is a list of all outstanding leases or agreements to which the Company (acting on its own) or, to the Knowledge of the Transferors, the Operator or the Company (where the Operator has acted as agent for the Company) is a party, pursuant to which any person occupies, or has the right to occupy, space in the Project, other than subleases or agreements of lessees to which the Company is not a party and other than the rights of transient guests in connection with any hotel room or convention/meeting space booking or reservation, including all amendments and modifications thereto and assignments and guaranties thereof (which leases, agreements and other documents, together with the lease documents entered into after the date hereof with the consent of the Purchaser pursuant to Article 6 are referred to collectively as the “Tenant Leases”). The Transferors have delivered to the Partnership true and correct copies of the Tenant Leases. Except as shown on Schedule 3.1(n) or as set forth in the Tenant Leases or in any commission agreements listed on a Schedule to this Agreement, to the Knowledge of the Transferors: (a) the Tenant Leases are in full force and effect and there are no defaults under the Tenant Leases which could reasonably be expected to have a Project Material Adverse Effect; (b) there are no security deposits nor any rights to refunds of rents previously paid under the Tenant Leases, and all rents due to date have been paid on the Tenant Leases; (c) there are no brokerage commissions or fees due now or payable in the future in connection with the Tenant Leases (other than any Tenant Leases that are approved by the Partnership in accordance with the terms hereof); (d) all of the landlord’s concessions under the Tenant Leases (other than any Tenant Leases that are approved by the Partnership in accordance with the terms hereof) have been paid and performed in full (other than any unexpired rent abatement set forth in the Tenant Leases); and (e) no tenant currently in possession has notified the Transferors of any material, uncured defect or alleged defects in its premises or the common areas of the Project which remains uncured. In the event any such notices are received by the Company between the date of this Agreement and Closing, copies thereof shall be furnished to the Partnership.

(o)	Labor Contracts. To the Knowledge of the Transferors, attached hereto as Schedule 3.1(o) is a list of all employment contracts and collective bargaining contracts with respect to personnel employed by the Company. There are no unfair labor proceedings or strikes pending or, to the Knowledge of the Transferors, threatened with respect to the Project.

(p)	Hazardous Wastes. To the Knowledge of the Transferors, except as set forth on any environmental study or report set forth on Schedule 3.1(p) or obtained by the Partnership or any potential lender of the Refinancing Debt, the Project is free of asbestos, PCBs, toxic wastes and other hazardous materials in amounts that exceed the maximum amounts permitted by Law or that are not in substantial compliance with all applicable environmental Laws, except for any such non-compliance as could not reasonably be expected to have a Project Material Adverse Effect. For purposes of this paragraph, “toxic wastes and other hazardous materials” shall include any hazardous, toxic or dangerous waste, substance or material defined as such in (or for purposes of) the Comprehensive Environmental Response, Compensation, and Liability Act, and so-called “Superfund” or “Superlien” law, or any Law regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material, as now or at any time hereafter in effect.

(q)	ERISA. Such Transferor is not and is not acting on behalf of an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) that is subject to ERISA, a “plan” within the meaning of Section 4975 of the Code or an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of any such employee benefit plan or plans subject to ERISA.

(r)	Management Agreement. The Management Agreement is in full force and effect and, except as contemplated by the definition thereof, has not been amended. The Transferors have previously delivered to the Partnership a true, correct and complete copy of the Management Agreement. To the Knowledge of the Transferors, there are no defaults under the Management Agreement that could reasonably be expected to have a Project Material Adverse Effect. Attached as Schedule 3.1(r) is a true and correct copy of an estoppel from the Operator relating to the Management Agreement.

(s)	Master Lease. The Master Lease is in full force and effect and, except as contemplated by the definition thereof, has not been amended. The Transferors have previously delivered to the Partnership a true, correct and complete copy of the Master Lease. Since August 31, 2003, the Company had not received, and to the Knowledge of the Transferors, prior to August 31, 2003, the Company did not receive, any notices from the lessor under the Master Lease alleging any defaults, claims, set-offs or defenses under the Master Lease that have not been cured or resolved. Except as set forth on Schedule 3.1(s), there are no material uncured defaults, claims, set-offs or defenses under, or events which, with the giving of notice or the passage of time or both could reasonably be expected to become material defaults under, the Master Lease.

(t)	Existing Financing Documents. Attached hereto as Schedule 3.1(t) is a complete list of the Existing Financing Documents, including all amendments and modifications thereto. The Existing Financing Documents are in full force and effect. As of the date hereof, there is currently outstanding a principal balance of $78,926,283.05 under the Promissory Note that constitutes one of the Existing Financing Documents. The Transferors have previously delivered to the Partnership true, correct and complete copies of the Existing Financing Documents. To the Knowledge of the Transferors, there are no defaults under the Existing Financing Documents that could reasonably be expected to have a Project Material Adverse Effect.

(u)	Status as a United States Person.

(i)	Such Transferor certifies that it is not a foreign person within the meaning of Section 1445 of the Code (“Section 1445”). To the extent that such Transferor is not a foreign person within the meaning of Section 1445, (1) such Transferor’s U.S. taxpayer identification number that has previously been provided to the Partnership is accurate, (2) such Transferor’s home address (in the case of an individual) or office address (in the case of an entity) is that address indicated in Section 12.12, and (3) if such Transferor subsequently becomes a foreign person within the meaning of Section 1445 prior to Closing, such Transferor shall notify the Partnership prior to the Closing.

(ii)	If such Transferor is or prior to the Closing becomes a foreign person within the meaning of Section 1445, the Partnership shall, and is authorized to, withhold ten percent (10%) of the amount realized (as such term is defined in Section 1001 of the Code) by such Transferor in connection with the transactions contemplated hereby, unless the Partnership shall receive from such Transferor a notice of nonrecognition transfer with respect to the Contribution by such Transferor (in a form to be provided by the Partnership).

(v)	Redemption Agreement. The Redemption Agreement is in full force and effect and has not been amended. The Transferors have previously delivered to the Partnership a true, correct and complete copy of the Redemption Agreement. To the Knowledge of the Transferors, there are no defaults under the Redemption Agreement.

3.2 Securities Act and Other Representations and Agreements. SCG represents and warrants to, and covenants and agrees with, the Partnership as of the date hereof and as of the Closing as follows (all of which representations and warranties shall be deemed automatically remade as of the Closing):

(a)	Upon the issuance of Class C Preferred Units to SCG, SCG shall become subject to, and shall be bound by, the terms and provisions of the amended and restated partnership agreement of the Partnership, dated as of April 28, 1998, as amended through the date hereof and as amended in connection with the issuance of the Class C Preferred Units (as so amended, the “Partnership Agreement”), including the terms of the power of attorney contained in Section 15.11 thereof, as the Partnership Agreement may be amended and restated from time to time in accordance with its terms.

(b)	SCG has had a reasonable opportunity to ask questions of and receive information and answers from a person or persons acting on behalf of the REIT and the Partnership concerning their business and the transactions contemplated by this Agreement.

(c)	SCG is acquiring Class C Preferred Units solely for its own account as principal, for investment and not with a view to, or in connection with, any resale or distribution, and the Class C Preferred Units may not be transferred or otherwise disposed of by SCG otherwise than in transactions pursuant to a registration statement filed by the Partnership (which the Partnership has no obligation to file) or that are exempt from the registration requirements of the 1933 Act and all applicable state and foreign securities registration, and the REIT may refuse to transfer any Class C Preferred Units as to which evidence of such registration or exemptions of such registration requirements reasonably satisfactory to the REIT is not provided to it, which evidence may include the requirement of legal opinions regarding the exemption from such registration. If the REIT elects, in its sole discretion, to deliver to SCG REIT Class C Preferred Shares upon redemption of any Class C Preferred Units, the REIT Class C Preferred Shares will be acquired for its own account as principal, for investment and not with a view to, or in connection with, any resale or distribution in violation of applicable securities laws, and the REIT Class C Preferred Shares may not be transferred or otherwise disposed of by SCG otherwise than in transactions pursuant to a registration statement filed by the REIT with respect to such REIT Class C Preferred Shares (which it has an obligation to file only pursuant to the Registration Rights Agreement) or that are exempt from the registration requirements of the 1933 Act and all applicable state and foreign securities laws, and the REIT may refuse to transfer any REIT Class C Preferred Shares as to which evidence of such registration or exemptions of such registration reasonably satisfactory to the REIT is not provided to it, which evidence may include the requirements of legal opinions regarding the exemption from such registration.

(d)	SCG is an Accredited Investor and has sufficient knowledge and experience in financial, tax or business matters to enable SCG to evaluate the merits and risks of an investment in Class C Preferred Units. SCG has the ability to bear the economic risk of acquiring Class C Preferred Units and holding such units indefinitely and is able to afford the complete loss of its investment therein.

(e)	All information that SCG has provided to the Partnership concerning itself and its financial position is correct and complete as of the date hereof in all material respects, and if there should be any material change in such information prior to the issuance of Class C Preferred Units to SCG, it shall immediately provide such changed information to the Partnership.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP, THE REIT AND LASALLE LESSEE.

4.1 General Representations and Warranties. Each of the Partnership, the REIT and LaSalle Lessee hereby jointly and severally represents and warrants to, and covenants and agrees with, the Transferors as of the date hereof and as of the Closing as follows (all of which representations shall be deemed automatically remade as of the Closing):

(a)	Organization; Standing; Etc.

(i)	The REIT is a real estate investment trust duly organized, validly existing and in good standing under the laws of the State of Maryland.

(ii)	The Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware.

(iii)	LaSalle Lessee is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois.

(iv)	Each member of the REIT Group has the power and authority to own its properties and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the conduct of its business or the nature of its properties requires such registration, qualification, authorization or license.

(b)	Power. This Agreement and all other agreements, instruments and documents required to be executed or delivered by the Partnership, the REIT or LaSalle Lessee pursuant hereto have been or (if and when executed) will be duly executed and delivered by the Partnership, the REIT or LaSalle Lessee, as applicable, and are or will be legal, valid and binding obligations of the Partnership, the REIT or LaSalle Lessee, as applicable. Except as set forth on Schedule 4.1(b), no consents and permissions are required to be obtained by the Partnership, the REIT or LaSalle Lessee for the execution and performance of this Agreement and the other documents to be executed by the Partnership, the REIT or

LaSalle Lessee hereunder. Except as set forth on Schedule 4.1(b), the consummation of the transactions contemplated herein and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under, any agreement or document to which the Partnership, the REIT or LaSalle Lessee is a party or by which it is bound, or any order, rule or regulation of any court or of any Governmental Authority having jurisdiction over the Partnership, the REIT or LaSalle Lessee.

(c)	Consents and Approvals; No Violations. Except as set forth in Schedule 4.1(c), no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is required to be obtained by any member of the REIT Group for the consummation of the transactions contemplated by this Agreement or the other Transaction Agreements, other than any filings required under the 1933 Act, the 1934 Act or state securities laws, and any filings required to be made with the Office of the Maryland Department of Taxation and Assessment, the Secretary of State of Delaware and the NYSE, except where the failure to so make same or obtain could not have a material adverse affect on such entity’s ability to execute and deliver, or perform its obligations under, this Agreement. Neither the execution and delivery of this Agreement or the other Transaction Agreements by the REIT, the Partnership or LaSalle Lessee nor the consummation by either of them of the transactions contemplated hereby or thereby nor compliance by each of them with any of the provisions hereof or thereof will (i) conflict with or result in any breach of any provision of the organizational documents of either the REIT, the Partnership or LaSalle Lessee; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any indenture, license, contract, agreement or other instrument or obligation to which the REIT, the Partnership or LaSalle Lessee is a party or by which any of them or any of their respective properties or assets may be bound; or (iii) to the Knowledge of the REIT, the Partnership or LaSalle Lessee violate any order, writ, injunction, decree, statute, rule or regulation applicable to either the REIT, the Partnership or LaSalle Lessee.

(d)	Investment Representations. (i) The Partnership and LaSalle Lessee are acquiring the Transferred Interests solely for its own account for the purpose of investment and not as a nominee or agent for any other person and not with a view to, or for offer or sale in connection with, any distribution of any thereof, and the Partnership and LaSalle Lessee acknowledge and agree that the Transferred Interests have not been registered under the 1933 Act, in reliance upon an exemption therefrom, and that the Transferred Interests have not been approved or disapproved by the SEC or by any federal or state agency; (ii) the Partnership and LaSalle Lessee are able to bear the economic risk of holding the

Transferred Interests for an indefinite period and is able to afford the complete loss of its investment therein; (iii) the Partnership and LaSalle Lessee have been advised that unless the Transferred Interests are registered under the 1933 Act or an exemption from such registration is available, the Transferred Interests must be held indefinitely and the Partnership and LaSalle Lessee will continue to bear the economic risk of its investment in the Transferred Interests during the period of ownership; and (iv) each of the Partnership and LaSalle Lessee is an Accredited Investor.

(e)	Miscellaneous. The Partnership and LaSalle Lessee acknowledge and agree that they have been given the opportunity to inspect the Company and the Project and the files, books and records relating to the Project, the Company and the Westban Venture and that, except for the representations of the Transferors expressly set forth in this Agreement, the Partnership and LaSalle Lessee are relying solely on the investigation of the Company and the Project and of such files, books and records. Without limitation of the foregoing, except as expressly set forth in Section 3.1 above, the Partnership and LaSalle Lessee acknowledge and agree that they have relied on its own investigation, studies and projections as to the financial performance of the Company and the Project and the condition or operation of the Project, that they are not relying on any representation or warranty of the Transferors with respect to any financial statement of the Westban Venture or the Company or as to the condition or operation of the Project in making their decision to enter into this Agreement or to consummate the transactions contemplated hereby and that, except as expressly set forth in Section 3.1, the Transferors are not making any such representations and warranties.

(f)	Litigation. Except as set forth in the REIT Reports, no action, suit, claim, investigation or proceeding, whether legal or administrative or in mediation or arbitration, is pending or, to the Knowledge of the REIT Group, threatened, at law or in equity, against any member of the REIT Group or any of their respective Subsidiaries before or by any Governmental Authority which if determined adversely to any member of the REIT Group, would interfere in any material respect with the ability of such member of the REIT Group to perform its obligations pursuant to this Agreement or any Transaction Document or have a REIT Group Material Adverse Effect. There are no judgments, decrees or orders entered on a suit or proceeding against any member of the REIT Group or any of their respective Subsidiaries which, if determined adversely to any such member of the REIT Group or any of their respective Subsidiaries would materially adversely affect any member of the REIT Group’s ability to perform its respective obligations pursuant to this Agreement or the other Transaction Agreements, or which seeks to restrain, prohibit, invalidate, set aside, rescind, prevent or make unlawful this Agreement or the carrying out of this Agreement or the Transaction Agreements or have a REIT Group Material Adverse Effect.

(g)	Bankruptcy, etc. No member of the REIT Group or any of its Subsidiaries has made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by any of its creditors, suffered the appointment of a receiver to take possession of all, or substantially all, of the assets of any member of the REIT Group or any of its Subsidiaries, suffered the attachment or other judicial seizure of all, or substantially all, of the assets of any member of the REIT Group or any of its Subsidiaries, admitted in writing its inability to pay its debts as they come due or made an offer of settlement, extension or composition to its creditors generally.

4.2 Representations to SCG. Each of the Partnership and the REIT hereby jointly and severally represents and warrants to, and covenants and agrees with, SCG as of the date hereof and as of the Closing as follows (all of which representations and warranties shall be deemed automatically remade as of the Closing):

(a)	Class C Preferred Units and REIT Class C Preferred Shares. Any Class C Preferred Units to be issued to SCG (the “Recipient Units”) at Closing will be duly authorized and, when issued by the Partnership, will be validly issued in accordance with the terms of the Partnership Agreement and Delaware law, and free of any Liens or pre-emptive rights. The REIT Class C Preferred Shares issuable upon redemption of the Recipient Units will be duly authorized and, upon such issuance, will be validly issued, fully paid and non-assessable, and free of any pre-emptive rights.

(b)	SEC Documents and Financial Statements. The REIT has made available to SCG on the REIT’s Website true and correct copies of each the following documents: (i) the REIT’s Annual Report on Form 10-K for the fiscal year ending December 31, 2004, (ii) the REIT’s quarterly report on Form 10-Q for the quarter ended March 31, 2005, and (iii) all of the REIT’s current reports on Form 8-K filed at any time subsequent to December 31, 2004 through the date hereof, all of which have been filed by REIT with the SEC (collectively, the “REIT Reports”). The REIT Reports were, and all reports filed by the REIT after the date hereof through the Closing Date (“Subsequent REIT Reports”) will be, prepared and filed in compliance with the 1934 Act and the rules and regulations promulgated by the SEC thereunder, and did not, or will not, as of their respective dates, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made or will be made, not misleading. The consolidated financial statements and the interim consolidated financial statements of the REIT included in the REIT Reports were prepared, and the consolidated financial statements of the REIT that will be included in any Subsequent REIT Reports will be prepared, in accordance with GAAP (except as may be indicated in the notes thereto) and fairly presented, or will fairly present, in all material respects the consolidated financial condition and results of operations of the REIT and its subsidiaries as at the dates thereof and for the periods then ended, subject, in the case of the interim consolidated financial statements, to normal year-end adjustments and any other adjustments described therein.

(c)	Investment Company Act of 1940. None of the REIT, the Partnership or any of their respective Subsidiaries is at the date of this Agreement, or will be at the Closing, required to be registered with the SEC as an investment company under the Investment Company Act of 1940, as amended.

(d)	Subsidiaries. As of December 31, 2004, neither the REIT nor the Partnership had any active Subsidiaries other than those identified in the REIT Reports. Each Subsidiary of any member of the REIT listed in the REIT Reports has been duly organized, is validly existing and in good standing under the laws of the jurisdiction of its organization, has the power and authority to own its properties and to conduct its business and is duly registered, qualified and authorized to transact business and is in good standing in each jurisdiction in which the conduct of its business or the nature of its properties requires such registration, qualification or authorization, except where the failure to be in good standing, to have such power and authority or to be so qualified or authorized and in good standing could not reasonably be expected to have a REIT Group Material Adverse Effect. All of the outstanding capital stock, beneficial interests or other equity interests of the REIT, the Partnership and each Subsidiary listed in the REIT Reports have been duly authorized and validly issued, are fully paid and, in the case of corporate stock only, non-assessable.

(e)	Capitalization. As of December 31, 2004, the issued and outstanding shares of capital stock of the REIT and the issued and outstanding units of limited partnership interest of the Partnership were each as set forth in Schedule 4.2(e).

(f)	Tax Matters.

(i)	The REIT, beginning with its taxable year ended December 31, 2001 and through December 31, 2004 (i) has been subject to taxation as a real estate investment trust within the meaning of the Code and has satisfied all requirements to qualify as a real estate investment trust within the meaning of the Code for such years, (ii) has operated, and intends to continue to operate, in such a manner as to qualify as a real estate investment trust for the tax year ending December 31, 2005, and (iii) has not taken or omitted to take any action which would result in a challenge to its status as a real estate investment trust, and to the Knowledge of the Partnership, no such challenge is pending or threatened. No member of the REIT Group holds any asset that is subject to a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder.

(ii)	To the Knowledge of the Partnership, each member of the REIT Group and each Subsidiary has (A) timely filed with the appropriate taxing authority all Tax Returns required to be filed by it (after giving effect to any filing extension granted by any Governmental Authority) and such Tax Returns were complete and accurate in all material respects and (B) has paid all Taxes shown as owed by each member of the REIT Group or any of the Subsidiaries on any Tax Return other than Taxes being contested in good faith and for which adequate reserves have been taken except, in each case, for such failures as could not reasonably be expected to have a REIT Group Material Adverse Effect. No member of the REIT Group or any of the Subsidiaries has executed or filed with the Internal Revenue Service or any other taxing authority any agreement now in effect extending the period for assessment or collection of any Tax. Except as set forth in Schedule 4.2(f), no member of the REIT Group or any of the Subsidiaries is a party to any material pending action or proceedings by any taxing authority for assessment or collection of any Tax, and no material claim for assessment or collection of any Tax has been asserted against it. No claim has been made by an authority in a jurisdiction where a member of the REIT Group or any of the Subsidiaries does not file Tax Returns that it is or may be subject to taxation by the jurisdiction. Except as set forth in Schedule 4.2(f), there is no material dispute or claim concerning any Tax liability of a member of the REIT Group or any of the Subsidiaries, (x) claimed or raised by any taxing authority in writing or (y) as to which a member of the REIT Group or any of the Subsidiaries has Knowledge, and no member of the REIT Group or the Subsidiaries has entered into or intends to enter into any agreements with any taxing authority, including but not limited to closing agreements, which could reasonably be expected to have a REIT Group Material Adverse Effect.

(iii)	Since January 1, 2004, no member of the REIT Group or the Subsidiaries has incurred (i) any material liability for Taxes under Sections 857(b), 860(c) or 4981 of the Code which could reasonably be expected to have a REIT Group Material Adverse Effect, or (ii) a material liability for Taxes other than Taxes incurred in connection with the ordinary course of business and such other liability for Taxes as could not be reasonably expected to have a REIT Group Material Adverse Effect. Except as described in Schedule 4.2(f), to the Knowledge of the Partnership, no event has occurred, and no condition or circumstances exists, which presents a material risk that any material Tax described in the preceding sentence with respect to the period described in said sentence will be imposed upon a member of the REIT or the Subsidiaries.

(iv)	The Partnership was not a publicly traded partnership within the meaning of Section 7704 of the Code and the regulations promulgated thereunder for any taxable year ending before January 1, 2005. In addition, no Subsidiary has taken the position, for federal income tax purposes, that it is a publicly traded partnership within the meaning of Section 7704 of the Code and the regulations promulgated thereunder for any taxable year ending before January 1, 2005.

(g)	Compliance with Organizational Documents. The REIT has complied in all material respects with all provisions of its declaration of trust and by-laws, in each case as in effect on the date hereof; the Partnership has complied in all material respects with all provisions of its certificate of limited partnership and partnership agreement, in each case as in effect on the date hereof.

(h)	Compliance with Laws. To the Knowledge of the Partnership, except as disclosed in the REIT Reports, neither the REIT nor the Partnership, nor any Subsidiary thereof, is in violation of any statute, Law, ordinance, regulation, rule, judgment, decree or order of any Governmental Authority applicable to its business, properties, or operations, except for such violations and failures to comply as could not, in the aggregate, reasonably be expected to have a material adverse affect on such entity’s ability to perform its obligations under this Agreement or any Transaction Document or have a REIT Group Material Adverse Effect.

ARTICLE 5. CONDITIONS TO CLOSING.

5.1 Completion of Due Diligence; Title.

(a) The Partnership acknowledges that it and its agents have been permitted access to the Project and to the books, records and reports relating to the Project, the Westban Venture and the Company for the purpose of inspecting same and that it has completed its due diligence review of the Project, the Westban Venture and the Company to its satisfaction. All information relating to the Project, the Westban Venture and the Company made available to the Partnership shall be treated as confidential and treated in accordance with the Confidentiality Agreement. The Partnership (and its agents) shall, from the date hereof through the Closing Date, continue to have the right, during normal business hours and subject to the terms of the Management Agreement, to meet with the Operator (including key employees and consultants) to discuss any matters relating to the operation of the Project. Any entry by the Partnership and its agents on the Project and any such meetings with the Operator shall be upon reasonable prior notice to the

Transferors, shall be subject to the rights of guests, tenants and concessionaires at the Project and shall not unreasonably interfere with the use or operation of the Project. The Partnership will indemnify and hold the Transferors harmless against any and all injuries, claims, losses, damages and expenses arising out of any claims by third parties as a result of, or any physical damage directly or indirectly caused by, any entry, inspection or other activities undertaken by or on behalf of the Partnership in the course of its due diligence efforts.

(b) The Partnership acknowledges that it has received from the Transferors a current pro forma title insurance policy for the Project (the “Title Commitment”) together with legible copies of all exceptions appearing in such Title Commitment. Attached as Schedule 5.1(b) is a copy of a pro-forma title insurance policy to be delivered by the Title Company on the Closing Date (the “Pro-Forma Title Policy”) All matters in the Pro-Forma Title Policy are hereby deemed to be “Permitted Exceptions”. In addition to the foregoing, all matters affecting title to the Project first disclosed in any title continuation report received by the Partnership from the Title Company following the date hereof which are not disapproved by the Partnership in writing within five (5) Business Days following the receipt by the Partnership of such title continuation report, time being of the essence, shall also be deemed to be “Permitted Exceptions”. If the Partnership disapproves any such matters which are not Permitted Exceptions, the Transferors may, but shall not be obligated to, cure such matters, except as expressly set forth herein. Notwithstanding the foregoing, the Transferors shall, prior to the Closing Date (i) discharge any monetary liens on the Project (other than liens pursuant to the Existing Financing Documents (which liens shall be discharged in connection with the Defeasance) or relating to the Refinancing Documents) that they have voluntarily caused to be placed on the Project and that can be discharged by a liquidated amount and (ii) discharge or cause to be insured over by the Title Company in a manner reasonably acceptable to the Partnership any other monetary liens on the Project (other than liens pursuant to the Existing Financing Documents (which liens shall be discharged in connection with the Defeasance) or relating to the Refinancing Documents) up to $1,000,000 in the aggregate. The Partnership acknowledges that it has received from the Transferors an ALTA/ACSM survey of the Project (the “Survey”), including evidence identifying whether the Project is in a 100-year flood plain. As a condition to Closing, the Survey must be certified to the Partnership and the Title Company and to be amended so that the legal description of the Land contained therein conforms to the legal description of the Land contained in the Pro-Forma Title Policy.

5.2 Conditions to the Obligation of the Partnership to Close. The obligation of the Partnership and LaSalle Lessee to complete the Closing is subject to the fulfillment as of the Closing Date of the conditions set forth below, any one or more or which may be waived by the Partnership; provided, however, that any of the following conditions shall be deemed to have been waived if the failure of such condition to be satisfied results from any act or omission of the Partnership or LaSalle Lessee in violation of this Agreement:

(a)	the Restructuring shall have been completed on the terms set forth in Section 2.1, the transactions contemplated by the Redemption Agreement shall have been completed on the terms set forth therein and the

Redemption Agreement shall be in full force and effect and there shall be no material defaults under the Redemption Agreement (including with respect to Urban’s representations, warranties and covenants thereunder); provided that the Current Owners may cause the Westban Venture to effect the Restructuring on terms different from those set forth in Section 2.1 and the redemption of Urban’s interests in the Westban Venture may be completed on terms different from those set forth in the Redemption Agreement as long as such different terms do not adversely affect the Partnership or the transactions contemplated by this Agreement, the other Transaction Agreements or the Redemption Agreement;

(b)	the due performance by the Transferors of all undertakings and agreements to be performed by them hereunder and the truth of each representation and warranty made by the Transferors pursuant to this Agreement at the Closing Date; provided that this condition shall be deemed to be satisfied unless that such failure to so perform such undertakings or agreements or for such representations and warranties to be true could reasonably be expected to have a Project Material Adverse Effect (as set forth in clause (ii) of the definition of such term) or a material adverse effect on the ability of the parties to consummate the transactions contemplated hereby; and provided further that in determining whether there has been an inaccuracy in, or breach of, a representation or warranty contained in this Agreement for purposes of this Section 5.2(b), the inclusion of an item on a Schedule to this Agreement as an exception to a representation or warranty shall be deemed also to be the inclusion of such item as an exception to each other representation or warranty to which such item may reasonably relate;

(c)	all agreements, documents and other deliveries required to be made to the Partnership pursuant to Article 7 shall have been made and delivered;

(d)	the Transferors shall have delivered an affidavit to the Title Company in the form of Schedule 5.2(d) hereto, and the Title Company shall have issued a title insurance policy in favor of the Company in substantially the form of the Pro-forma Title Policy; provided that this Section 5.2(d) shall be a condition to the obligations of the Partnership to close only if the Partnership shall have paid all premiums required to be paid by the Partnership prior to the issuance of such title policy;

(e)	each of the Redemption Agreement and the indemnity escrow agreement executed by Urban, the Indemnity Escrow Agent and the Westban Venture in connection therewith shall have been assigned to and assumed by the Company pursuant to an assignment and assumption agreement substantially in the form of Schedule 5.2(e) hereto, and all of the obligations of the parties to be performed through the Closing Date under the Redemption Agreement shall have been performed (it being understood and agreed that the Transferors shall cause Westban Venture to waive any conditions to the obligations of the Westban Venture thereunder at the direction of the Partnership; provided, that such waiver does not adversely affect the Transferors (it being understood and agreed that any such instruction so to waive any such condition shall constitute a waiver by the Partnership of any similar condition contained in this Agreement)); and

(f)	the Refinancing Debt shall have been incurred on the terms set forth on Schedule 6.2(c) and other commercially reasonable terms.

5.3 Conditions to the Obligation of the Transferors to Close. The obligation of the Transferors to complete the Closing is subject to the fulfillment as of the Closing Date of the conditions set forth below, any one or more of which may be waived by the Transferors; provided, however, that any of the following conditions shall be deemed to have been waived if the failure of such condition to be satisfied results from any act or omission of the Transferors in violation of this Agreement:

(a)	all actions required to be taken by, or consents or approvals to be obtained from, the parties listed or described on Schedule 2.1-A for the Restructuring to be effected on the terms set forth in Section 2.1-A shall have been taken or obtained, as applicable, and the transactions contemplated by the Redemption Agreement shall have been completed on the terms set forth therein; it being understood and agreed that the Current Owners may cause the Westban Venture to effect the Restructuring on terms different from those set forth in Section 2.1 and the redemption of Urban’s interests in the Westban Venture may be completed on terms different from those set forth in the Redemption Agreement as long as such different terms do not adversely affect the transactions contemplated by this Agreement, the other Transaction Agreements or the Redemption Agreement;

(b)	the due performance by the Partnership, the REIT and LaSalle Lessee of all undertakings and agreements to be performed by each of them hereunder and the truth in all material respects of each representation and warranty as set forth herein made by each of them pursuant to this Agreement at the Closing Date;

(c)	all consents set forth on Schedule 5.3(c) hereto, including the consent of Merrill Lynch, the Servicer and the rating agencies under the Existing Financing Documents, shall have been obtained and be in full force and effect;

(d)	(i) the Refinancing Debt shall be provided by a third party unaffiliated with any of the parties hereto and shall be non-recourse to the Company, except for customary non-recourse carveouts, and shall not be guaranteed by any of the Transferors or their respective Affiliates (other than the Company); (ii) none of the Current Owners or any of their respective

Affiliates (other than the Company) shall be required to provide any guarantee, non-recourse carve-out, indemnity or other credit support, or otherwise incur any obligation or liability, in respect of the Refinancing Debt; (iii) the Refinancing Debt shall expressly provide that, in the event such Refinancing Debt shall have been funded but the transactions contemplated hereby are not consummated, such Refinancing Debt may be repaid without additional cost or penalty other than the payment of accrued and unpaid interest; and (iv) the terms of the Defeasance shall provide that, in the event the transactions contemplated hereby are not consummated, such Defeasance may be unwound (without effecting any prepayment of, or default with respect to, the Existing Financing Documents) without additional cost or penalty other than compensating the purchaser of the Defeasance collateral for any losses incurred by it in connection with the immediate resale of such Defeasance collateral.

(e)	the proceeds of the Refinancing Debt received by the Company shall be no less than the sum of the amount that is required to be paid in connection with the Defeasance and any premium relating thereto and the amount required to be paid to Urban at the Closing of the transactions contemplated by the Redemption Agreement (other than any amount to be paid to Urban in respect of Working Capital); and

(f)	all agreements, documents and other deliveries required to be made to the Transferors pursuant to Article 7 shall have been made and delivered.

5.4 Additional Conditions to the Obligation of the Transferors to Close. The obligation of the Transferors to complete the Closing is subject to the fulfillment as of the Closing Date of the conditions set forth below, any one of more of which may be waived by SCG:

(a)	the Partnership shall have issued, or caused to be issued, to SCG the Class C Preferred Units required to be delivered to SCG pursuant to this Agreement;

(b)	the REIT shall not have revoked its prior election pursuant to Section 856(c)(1) of the Code to be taxed as a real estate investment trust, and shall be in compliance with all applicable federal income tax laws, rules and regulations, including the Code, necessary to permit it to be taxed as a real estate investment trust. The REIT shall not have taken any action or have failed to take any action which would reasonably be expected to, also or in conjunction with any other factors, result in the loss of its status as a real estate investment trust for federal income tax purposes; and

(c)	all agreements, documents and other deliveries required to be made to SCG pursuant to Section 7.4 or 7.5 shall have been made and delivered.

5.5 Adjournment of Closing in Certain Circumstances. If all of the third party consents and deliveries described in Sections 5.2 and 5.3 are not obtained by the Closing Date, either the Partnership or the Transferors shall, at their option, be entitled to a reasonable adjournment of the Closing Date to a date specified in a notice to the other which shall not be later than October 3, 2005, which adjourned Closing Date shall then be the Closing Date as defined in this Agreement, whereupon the Transferors or the Partnership, as applicable, shall have until such adjourned Closing Date to obtain all of such consents and deliveries. Each of the Transferors, the Partnership and REIT agrees that any adjournment of the Closing of the transactions contemplated by either the Redemption Agreement or this Agreement shall also constitute an adjournment of the Closing of the transactions contemplated by this Agreement or the Redemption Agreement, as the case may be.

ARTICLE 6. OPERATION OF THE PROJECT PRIOR TO CLOSING; OTHER COVENANTS.

6.1 Interim Covenants. From and after the date hereof through and including the Closing Date:

(a)	the Transferors shall not (and will not permit Urban to) instruct or request the Operator to operate and maintain the Project other than in substantially the same manner as it is currently being operated and maintained (normal wear and tear and damage by casualty excepted), including maintaining all Consumables and FF&E within the range of the historical levels at which such items have been maintained (as evidenced by the Operator’s books and records);

(b)	the Transferors shall not (and will not permit Urban to) instruct or request the Operator to maintain the Furniture, Fixtures and Equipment other than in the ordinary course of business, and not remove any of the Furniture, Fixtures or Equipment from the Project unless replaced with Furniture, Fixtures and Equipment of a quality comparable to that removed;

(c)	the Transferors shall not (and will not permit Urban to) instruct or request the Operator to fail to maintain, or cause to be maintained, all existing insurance carried by the Company on the Improvements so long as such insurance is available on commercially reasonable terms;

(d)	without the prior written consent of the Partnership, which consent shall not be unreasonably withheld, delayed or conditioned, the Transferors shall not (and will not permit Urban to) instruct or request the Operator to (i) enter into any new Project Agreements providing for annual payments in excess of $50,000 in the aggregate and that are not terminable on less than thirty (30) days prior written notice without penalty that is not paid by the Transferors, or materially modify, amend, terminate, cancel or grant any material concessions regarding any existing Project Agreements, including the Management Agreement, unless any such step is necessary or appropriate to operate or maintain the Project in the manner required by this Agreement or is required by applicable Law or by the Existing Financing Documents or by the insurance policies relating to the Project (in which event the Partnership’s consent shall not be required) or (ii) enter into any new Tenant Leases or any amendments to any existing Tenant Leases or (iii) except in connection with the Defeasance, amend or modify in any material respect any of the Existing Financing Documents or make any prohibited prepayments under the Existing Financing Documents;

(e)	without the prior written consent of the Partnership, which consent shall not be unreasonably withheld, delayed or conditioned, the Transferors shall not (and will not permit Urban to) amend or modify the Master Lease or the Management Agreement, and the Transferors will cause the Company to perform in all material respects its obligations under the Existing Financing Documents, the Master Lease and the Management Agreement;

(f)	without the prior written consent of the Partnership, which consent shall not be unreasonably withheld, delayed or conditioned, and except in the case of emergencies or as required by applicable Law or by any insurance company issuing insurance covering the Project, the Transferors shall not (and will not permit Urban to) make, or obligate the Company to make, any material alterations or modifications to the Project;

(g)	notwithstanding anything contained herein to the contrary, the Transferors shall have the right to cancel, or to instruct the Operator to cancel, any Equipment Lease if, in the reasonable judgment of the Transferors, the cost of such cancellation would be less than the cost of paying any fees required to be paid in respect of such Equipment Lease in connection with the transactions contemplated hereby; and

(h)	except as contemplated by the Redemption Agreement, or as permitted by Section 2.5(f), none of the proceeds of the Refinancing Debt shall be paid to any of the Current Owners.

6.2 Miscellaneous Interim and Other Covenants.

(a) The Transferors shall: (i) use commercially reasonable efforts to obtain estoppels from tenants under those Tenant Leases that contain covenants from the tenants to provide such estoppels, (ii) provide the affidavit to the Title Company contemplated by Section 5.2(d) hereof, and (iii) use commercially reasonable efforts to obtain from the landlord under the Master Lease an estoppel substantially in the form of Schedule 6.2(a), and to obtain an estoppel under the Chilled Water Agreement and an estoppel under the REA Agreement; provided, however, that the receipt of any such estoppels described in clause (i) or (iii) of this sentence shall not be a condition to the obligations of the Partnership or LaSalle Lessee to consummate the transactions contemplated by this Agreement. Notwithstanding the foregoing, after the date hereof, the Partnership shall, at its election, have the right to direct the process through which the parties will attempt to obtain the estoppel from the landlord under the Master Lease; provided that representatives of the Current Owners will have the right to participate in any meetings or teleconferences with representatives of the landlord under the Master Lease and the Partnership shall provide the Current Owners with copies of all correspondence with such landlord (it being understood and agreed that, prior to sending any such correspondence to such landlord, the Partnership shall provide drafts thereof to Madison Grose, as representative of the Current Owners, and shall accommodate any comments or changes to such correspondence as shall reasonably be made by Mr. Grose (it being understood and agreed that any failure by Mr. Grose to respond within 24 hours of the receipt of such draft shall be deemed to be approval by the Current Owners of such draft correspondence)). The Partnership agrees that, prior to the Closing, its discussions with the landlord shall be limited to trying to obtain such estoppel and that it will not attempt to modify any of the terms of the Master Lease and it will not bind, or attempt to bind, the Company, the Westban Venture or any of the Current Owners to any agreement with the landlord under the Master Lease. In the event that the landlord under the Master Lease advises or suggests, whether verbally or in writing, that it will refuse to execute and deliver an estoppel in the form of Schedule 6.2(a), the Current Owners shall have the right to reassume the direction of the process through which the parties will attempt to obtain such estoppel, and upon such assumption, but only upon such assumption, by the Current Owners, the receipt of an executed estoppel from the landlord under the Master Lease in the form of Schedule 6.2(a) shall become a condition to the obligations of the Partnership to consummate the transactions contemplated by this Agreement.

(b) Each of the Partnership and the Transferors shall cooperate with, and provide reasonable assistance to, each other with a view to causing the Restructuring, the obtaining of the Refinancing Debt, the Defeasance and the Redemption to occur, including by (i) using commercially reasonable efforts to obtain the consents and approvals that are conditions to the respective obligations of the parties under this Agreement, including, without limitation, the required consents to the Defeasance and the Redemption, (ii) if required by the lender of the Refinancing Debt, forming a new special purpose entity to own the Project and assigning agreements from the Westban Venture to such new special purpose entity and (iii) causing the Westban Venture to assign to such new special purpose entity the Project Agreements to which the Westban Venture is currently a party and any applicable licenses or permits held by the Westban Venture or its Affiliate (to the extent assignable).

(c) Each of the Partnership and the Transferors shall cooperate with one another in obtaining the Refinancing Debt on the terms set forth in Schedule 6.2(c) and otherwise on commercially reasonable terms, including reasonably approving and executing the Refinancing Documents. Notwithstanding any provision of this Agreement to the contrary, it is understood and agreed that (i) Refinancing Debt containing the terms and conditions set forth on Schedule 6.2(c) hereto and otherwise on commercially reasonable terms shall be deemed to be approved by the parties hereto; (ii) none of the Current Owners or any of their respective Affiliates (other than the Company) shall be required to provide any guarantee, non-recourse carve-out, indemnity or other credit support, or otherwise incur any obligation or liability, in respect of the Refinancing Debt or under the

Refinancing Documents (including any representations, warranties, covenants or indemnities thereunder); (iii) the Refinancing Debt shall expressly provide that, in the event such Refinancing Debt shall have been funded but the transactions contemplated hereby are not consummated, such Refinancing Debt may be repaid without additional cost or penalty other than the payment of accrued and unpaid interest; and (iv) the terms of the Defeasance shall provide that, in the event the transactions contemplated hereby are not consummated, such Defeasance may be unwound (without effecting any prepayment of, or default with respect to, the Existing Financing Documents) without additional cost or penalty other than compensating the purchaser of the Defeasance collateral for any losses incurred by it in connection with the immediate resale of such Defeasance collateral. Notwithstanding the foregoing except as contemplated by Section 6.2(i), the Company shall not be required to enter into the Defeasance or the Refinancing Documents unless the terms and conditions of clauses (ii), (iii) and (iv) of the preceding sentence shall have been satisfied, and in the event such terms and conditions are not so satisfied, (a) the Transferors shall not be deemed to have breached this agreement if the Company does not consummate the Restructuring, the Defeasance, or the incurrence of the Refinancing Debt, (b) the Partnership shall not have the right to seek specific performance of this Agreement or the Redemption Agreement, and (c) this Agreement shall terminate and the Earnest Money shall be returned to the Partnership.

(d) The Transferors shall, upon consummation of the Redemption, assign or cause to be assigned the Redemption Agreement and the indemnity escrow agreement executed by Urban, the Escrow Agent and Westban Venture in connection therewith to the Company, and the Company shall assume the rights and obligations of the Westban Venture under the Redemption Agreement and such indemnity escrow agreement. The parties expressly agree that, upon such assignment of the Redemption Agreement and such indemnity escrow agreement, neither the Westban Venture nor the Transferors shall have any obligations or liabilities under the Redemption Agreement and the Partnership and the REIT agree that neither they nor any of their respective affiliates shall have or make any claims against the Westban Venture, either of the Transferors or any of their respective affiliates under either the Redemption Agreement or the indemnity escrow agreement executed in connection with the Redemption Agreement.

(e) The Transferors shall not permit the Redemption Agreement to be modified or amended and shall use their commercially reasonable efforts to cause the conditions to the obligations of the parties thereto that are in the control of the Transferors to be satisfied. In addition, in the event the Partnership seeks specific performance of this Agreement as permitted pursuant to the terms hereof and the Transferors do not contest the seeking of such remedy, the Transferors will, at the request and at the expense and cost solely of the Partnership, cause Westban Venture to seek specific performance of the Redemption Agreement.

(f) The Transferors will cause the Westban Venture partnership agreement to be amended effective immediately before the Redemption to provide that the capital accounts of the partners in the Westban Venture will be maintained in accordance with Treasury Regulations issued under Code Section 704(b) and to revalue the property of the Westban Venture in accordance with such Treasury Regulations and will cause the Company to make a timely election under Section 754 of the Code, effective for the taxable year that includes the Closing Date.

(g) The Partnership will cause the Transferred Interests at all times to be held directly or indirectly for a period of two years following the Closing Date in the Partnership and LaSalle Lessee (or at least one other direct or indirect wholly-owned subsidiary of the Partnership that is not a disregarded entity under the Code).

(h) Subject to the provisions of Section 6.2(c), it is understood and agreed that the Partnership shall be responsible for negotiating the terms and conditions of the Refinancing Documents. The Partnership shall keep the Transferors regularly informed of the status of the negotiations relating to the Refinancing Debt and without limiting the provisions of Section 6.2(c), shall give the Transferors the opportunity to review and approve, which approval shall not be unreasonably withheld, any provision of the documentation relating to the Refinancing Debt regarding the ability of the borrower of the Refinancing Debt to repay such Refinancing Debt without additional cost, other than accrued interest, or penalty if the transactions contemplated hereby are not consummated. The Partnership shall appoint DLA Piper Rudnick Gray Cary US LLP as special finance counsel (the “Special Finance Counsel”) to provide legal opinions with respect to any new subsidiary of the Company party to any of the Refinancing Documents (the “Loan Opinions”) in connection with the incurrence and closing of the Refinancing Debt. For purposes of such Loan Opinions, the Special Finance Counsel shall be entitled to rely on the representations and warranties of the parties set forth in this Agreement, and in any certificates or other instruments required to be delivered pursuant to this Agreement. In addition, the Transferors and the Company and its Affiliates shall provide or cause to be provided to the Special Finance Counsel appropriate certificates of the Company and its Affiliates identifying (i) the governing instruments of such entity, (ii) all resolutions of the board of directors (or comparable body) taken in connection with the Refinancing Debt and the Defeasance and (iii) the signature of any corporate officer or other authorized signatory of such entity who has executed any of the documents or instruments relating to the Refinancing Debt and the Defeasance. The Transferors shall also provide or cause to be provided any legal opinions respecting the Company’s organization, existence, good standing, corporate authority, non-contravention and similar matters as shall be reasonably required in connection with the Defeasance, it being mutually agreed and understood, however, that the Loan Opinions will cover such matters in connection with the Refinancing Debt and the enforcement of the documents evidencing the Refinancing Debt.

(i) In the event that, as of the scheduled Closing Date, the third party lender selected by the Partnership is not willing to provide the Refinancing Debt at an effective interest rate of 6% per annum or less (after giving effect to the Interest Rate Option Agreement) or is otherwise unwilling to provide the Refinancing Debt on the terms specified on Schedule 6.2(c) or other commercially reasonable terms, then: (i) the Closing will be adjourned until October 3, 2005; provided, however, that the Closing Date may, at the request of the Transferors or the Partnership be adjourned to a date prior to October 3, 2005 as long as the party or parties making the request so to accelerate the Closing Date pays any amount of interest on the Existing Debt in excess of the amount of interest accrued through the actual date of the Defeasance and other incremental costs incurred in connection with the acceleration of such postponed Closing Date; (ii) the Partnership and/or the REIT will lend to the Company an amount sufficient to fund the Defeasance and to enable the Westban Venture to fund the Redemption on the terms and conditions set forth in the Redemption Agreement and the Westban Venture will effect the Redemption of Urban’s interest in the Westban Venture on the terms contemplated by the Redemption Agreement with the proceeds of such loan (it being understood and agreed that the obligation of the Partnership and/or the REIT to provide such funding shall not be subject to any financing contingency); (iii) the transactions contemplated by this Agreement shall, subject to clause (iv) below, be consummated on the terms contemplated hereby; provided that each of the SCG Closing Date Consideration and the WCBC Closing Date Consideration shall be decreased by an amount equal to $125,500 and (iv) the Transferors, the Partnership, the REIT and LaSalle Lessee will execute and deliver such amendments to this Agreement and the Tax Protection Agreement (including amendments permitting SCG, if necessary, to provide “bottom-tier” guarantees of the Partnership’s indebtedness) as are reasonably necessary or appropriate to provide for a restructuring of the transactions contemplated hereby and thereby and as do not adversely affect any party hereto or thereto (other than any adverse effect resulting from the fact that the Partnership and/or the REIT (or an Affiliate thereof), rather than a third-party lender, is the lender of the Refinancing Debt). In such event, notwithstanding anything to the contrary contained herein, the Company will not form a new special purpose entity to own the Project or to transfer the Project to another entity.

(j) The Current Owners shall have the right to control the filing of any transfer tax returns or other documents, and the defense, settlement or compromise of any current or future audit, examination, investigation or other proceeding, involving transfer, stamp deed or similar taxes in connection with the transactions contemplated by this Agreement or the Redemption Agreement.

(k) WCBC will cooperate as necessary with the Partnership with regard to tax matters relating to the transactions contemplated herein, including providing the Partnership with information regarding its basis necessary for the Partnership to complete is tax returns with respect to the acquisition of the Transferred Interests.

ARTICLE 7. CLOSING.

7.1 Place and Time of Closing. The Closing shall, unless the Transferors shall otherwise agree, occur on the Closing Date at the offices of Davies Ward Phillips & Vineberg LLP, 625 Madison Avenue, 12th Floor, New York, New York 10022 at 9:00 a.m. on the Closing Date.

7.2 Actions. At the Closing, each party entitled to the benefit thereof shall satisfy itself that the other applicable party or parties are then in position to deliver the items specified below in Section 7.3, Section 7.4 or Section 7.5, as applicable, and that the conditions contained herein have been satisfied. Upon being so satisfied and concurrently with the delivery of the documents described below, the following, subject to the terms and conditions hereof, shall occur:

(a)	the Transferors shall convey the Transferred Interests to the Partnership; and

(b)	the Partnership shall pay to the Transferors the consideration specified in Article 2 hereof, it being understood that the WCBC Closing Date Consideration shall be paid by wire transfer of immediately available funds.

7.3 Closing Deliveries to Partnership. At the Closing, the Partnership shall receive all of the following, in each case in form and substance reasonably satisfactory to the Partnership (it being agreed by the Partnership that the documents attached hereto as Schedules are satisfactory in form and substance to the Partnership):

(a)	a certificate from the Transferors that each of the representations and warranties contained in Article 3 hereof is true and correct as of the Closing Date, except for any such failures for such representations and warranties to be true and correct that could not reasonably be expected to have a Project Material Adverse Effect (as set forth in clause (ii) of the definition of such term) or a material adverse effect on the ability of the parties to consummate the transactions contemplated hereby (in the event that any changes have been made to such items since the date hereof, such certificate shall also contain an updated list of the Tenant Leases, the Service and Supply Contracts and/or the Equipment Leases, which updated lists the Transferors shall certify to be true and correct as of Closing) (it being understood and agreed that the delivery of such certificate does not affect the fact that the representations contained in Section 3.1 hereof shall be deemed to be remade by the Transferors as of the Closing Date on the terms set forth in Section 3.1 subject to the definition of Project Material Adverse Effect contained in clause (i) of the definition thereof);

(b)	an affidavit from each Transferor that it is not a “foreign person” or subject to withholding requirements under the Foreign Investment in Real Property Tax Act of 1980, as amended in the form attached hereto as Schedule 7.3(b);

(c)	a duly executed copy of the Indemnity Escrow Agreement;

(d)	documentation reasonably satisfactory to the Partnership to evidence that each of the Restructuring and the Redemption has taken place on the terms set forth herein;

(e)	assignments of the Transferred Interests substantially in the form attached hereto as Schedule 7.3(e), duly executed by the Transferors;

(f)	a certificate of the Transferors, duly executed by an authorized officer of each of the Transferors in such capacity, on the Transferors’ behalf, certifying that annexed thereto are the following documents:

(i)	a true, correct and complete copy of (x) the operating agreement for the Company, and (y) the certificate of formation of the Company and all amendments thereto, if any, as filed in the State of Delaware;

(ii)	evidence that, immediately prior to the Closing Date, the Transferors own one hundred percent of the outstanding limited liability company interests in the Company;

(iii)	copies of the resolutions or similar documents of the Transferors authorizing the consummation of the transactions contemplated by this Agreement; and

(iv)	a copy of a good standing certificate from the Secretary of State of the State of Delaware as of a recent date for the Company,

and certifying, in the case of the documents described in clauses (i) and (iii) that such documents have not been otherwise modified or amended and are in full force and effect;

(g)	a trademark assignment substantially in the form of Schedule 7.3(g); and

(h)	opinions of counsel to each Transferor (which may be in-house counsel) to the effect that this Agreement has been duly executed, authorized and delivered by such Transferor.

7.4 Closing Deliveries to Transferors. At the Closing, the Transferors shall receive all of the following, in each case in form and substance reasonably satisfactory to the Transferors (it being agreed by the Transferors that the documents attached hereto as Schedules are satisfactory in form and substance to the Transferors):

(a)	payment of the WCBC Closing Date Consideration, as determined in accordance with Article 2 hereof, by wire transfer of immediately available funds;

(b)	a certificate from the REIT and the Partnership to the Transferors certifying that (i) the representations and warranties of the REIT Group contained in this Agreement are true and correct in all material respects as of the Closing Date as if made on the Closing Date, except to the extent that they expressly relate to an earlier date, or, if not, identifying in detail any and all variances and (ii) the REIT Group has performed or complied in all material respects with all of its agreements herein contained and required to be performed or complied with by it hereunder;

(c)	a duly executed copy of the Indemnity Escrow Agreement; and

(d)	an opinion of counsel to the Partnership and the REIT (which may be in-house counsel) to the effect that this Agreement has been duly executed, authorized and delivered by the Partnership and the REIT.

7.5 Closing Deliveries to SCG. At the Closing, SCG shall receive all of the following, in each case in form and substance reasonably satisfactory to SCG (it being agreed by SCG that the documents attached hereto as Schedules to which it is a party are satisfactory in form to SCG):

(a)	a duly executed amendment to the Partnership Agreement providing for the issuance of the Class C Preferred Units to SCG and a copy of the Articles Supplementary of the REIT providing for the authorization and creation of the REIT Class C Preferred Shares as filed with the Maryland Department of Assessment and Taxation, in each case substantially in the form of Schedule 7.5(a) hereto;

(b)	a certificate of the REIT, duly executed by an authorized officer of the REIT in such capacity, on the REIT’s behalf and in its capacity as general partner of the Partnership, as the case may be, certifying that annexed thereto are the following documents:

(i)	a true and correct copy of (x) the Partnership Agreement, and (y) the certificate of limited partnership of the Partnership and all amendments thereto, if any, as filed in the State of Delaware;

(ii)	duly adopted resolutions authorizing the consummation of the transactions contemplated by this Agreement;

(iii)	a true and correct copy of the REIT’s declaration of trust and by-laws and the Partnership’s by-laws and all amendments thereto; and

(iv)	good standing certificates dated as of the most recent practicable date for each of the REIT and the Partnership,

and certifying, in the case of the documents described in clauses (i), (ii) and (iii), that such documents have not been otherwise modified or amended, and are in full force and effect;

(c)	an opinion of the REIT Group’s counsel substantially in the form attached as Schedule 7.5(c) hereto;

(d)	a certificate of the Partnership certifying to SCG that SCG has been admitted as a limited partner of the Partnership in respect of the Recipient Units, effective on the Closing Date, and that the Partnership’s books and records will, as of the Closing, indicate that SCG is the holder of the number of Recipient Units which is called for pursuant to this Agreement;

(e)	a duly executed Registration Rights Agreement in the form of Schedule 7.5(e) hereto, with such amendments thereto (if any) as SCG may agree prior to the Closing Date (the “Registration Rights Agreement”);

(f)	a duly executed Tax Protection Agreement in the form of Schedule 7.5(f) hereto, with such amendments thereto (if any) as SCG may agree prior to the Closing Date (the “Tax Protection Agreement”); and

(g)	a duly executed Ownership Limit Waiver Certification of the REIT in the form of Schedule 7.5(g) hereto (the “Ownership Limit Waiver Certification”).

7.6 Expenses.

(a) The Partnership, on the one hand, and the Transferors, on the other hand, shall be responsible for and shall pay the following expenses on a  50/50 basis, with the Partnership paying 50% of such expenses and each of the Transferors paying its Pro Rata Portion of 50% of such expenses: (i) any escrow or closing fees charged by the Title Company, (ii) all expenses of or related to the policies of owner’s title insurance (including, but not limited to, insurance premiums, the costs of endorsements and the cost of reinsurance), (iii) the cost of the Survey of the Project, (iv) any fees charged by the lessors under the Equipment Leases in an amount up to $5,000 in the aggregate (it being understood and agreed that the Transferors shall have the right to cancel any such Equipment Lease as provided in Section 6.1(g)), (v) all costs associated with transferring the employment of the employees relating to the Project, and all benefit plans in which any of such employees participate, to the Operator or one of its Affiliates in connection with the transactions contemplated by the Management Agreement Amendment and any other costs or expenses for which the Operator requires reimbursement in connection with the negotiation, execution and delivery of the Management Agreement Amendment, (vi) all interest accrued on the Refinancing Debt during the period beginning on the date of the incurrence thereof and ending on the day before the Closing Date, and (vii) any costs or expenses that may be incurred in connection with the unwinding of the Defeasance and the Refinancing Debt, including any amounts required to be paid to the servicer or any other party under the Existing Financing Documents in connection with any losses incurred with respect to the Defeasance collateral or otherwise (provided, however, that in the event the Defeasance and the Refinancing Debt are required to be unwound primarily as the result of the fault of either the Transferors or the Partnership, the party whose fault is the primary cause of such need to unwind the Defeasance and the Refinancing Debt shall pay all of the costs or expenses described in clauses (vi) and (vii)).

(b) The Partnership shall pay (i) all of the Partnership’s due diligence costs, (ii) its own legal expenses in finalizing and performing its obligations under this Agreement, including the legal fees incurred in connection with the legal opinion described in Section 7.4(d), (iii) all fees and expenses, including legal fees (other than legal fees of the Transferors), incurred by any party in connection with the preparation and negotiation of the Refinancing Documents or otherwise incurred in connection with the Refinancing

Debt, (iv) the purchase price of any collateral to support the Defeasance, including any premium involved in such purchase, (v) all of the Partnership’s costs associated with the negotiation, execution and delivery of the Management Agreement Amendment other than the costs described in Section 7.6(a)(v), and (vi) all legal fees in excess of $20,000 incurred in connection with the legal opinion described in Section 7.5(c).

(c) The Transferors will pay (i) any and all state or local documentary or transfer taxes payable in connection with the transfer of the Transferred Interests to the Partnership provided in this Agreement, the redemption of Urban’s interest in the Westban Venture pursuant to the Redemption Agreement and/or the transfer of the Project to a new special purpose entity that is a subsidiary of the Company, (ii) their own legal expenses in finalizing and performing their obligations under this Agreement, including legal fees incurred in connection with the legal opinion described in Section 7.3(h) and their costs associated with the negotiation, execution and delivery of the Management Agreement Amendment, (iii) all legal fees and expenses incurred in connection with the Defeasance (other than any such legal fees or expenses incurred by the Partnership and other than the cost of the collateral to support the Defeasance, to be paid by the Partnership pursuant to Section 7.6(b)(iv)), (iv) the legal fees, in an amount not to exceed $20,000 (which amount shall be borne solely by SCG), incurred in connection with the legal opinion described in Section 7.5(c), (v) any fees charged by the lessors under the Equipment Leases in an amount in excess of $5,000 in the aggregate and (vi) any assumption or similar costs in respect of the transfer of the Master Lease if required pursuant to this Agreement.

ARTICLE 8. INDEMNIFICATION.

8.1 Indemnification Obligations of the Transferors. Each of the Transferors shall hold harmless, indemnify and defend the Partnership and its direct or indirect owners, partners, shareholders, officers, directors, employees and agents (the “Partnership Indemnified Parties”), solely (except to the extent provided in Section 8.7(c)) by the Partnership having the right to receive delivery of all or a portion of the Escrow Fund pursuant to the Indemnity Escrow Agreement, from and against such Transferor’s Project Pro Rata Portion of: (a) any and all obligations, liabilities, claims, liens or encumbrances that are not included as liabilities for purposes of calculating the Estimated Closing Working Capital or the Closing Working Capital, whether direct, contingent or consequential and no matter how arising, in any way related to or arising from the Project prior to the Closing Date, including, but not limited to (i) any damage to property or injury to or death of any person occurring prior to the Closing Date, (ii) claims by guests at the Project arising out of events occurring prior to Closing, (iii) obligations to pay any taxes in connection with the operation of the Project prior to Closing, and (iv) liabilities or obligations with respect to employees at the Project accruing prior to Closing but excluding any obligations, liabilities or claims arising or accruing from and after the Closing Date under any lien, encumbrance or contract that is permitted by or contemplated under any other term or provision of this Agreement or included on a Schedule to this Agreement; (b) any loss or damage to the Partnership resulting from any inaccuracy in or breach of any representation or warranty of the Transferors (except that, with respect to any breach of a representation by a Transferor of a representation contained in Section 3.1(a), 3.1(b), 3.1(c), 3.1(q), 3.1(u) or 3.2, such Transferor shall be liable for all of such loss or damage to the Partnership resulting from such breach but the other Transferor shall not be liable for any such loss or damage resulting from such breach) or resulting from any breach or default by the Transferors under this Agreement (unless this Agreement is terminated, in which case Article 11 shall govern); (c) any claims for brokerage commissions or fees in connection with leases of the Project executed prior to the Closing (other than any such leases that are approved by the Partnership pursuant to the terms hereof and other than any such claims that arise in connection with the renewal or extension at the option of the tenant under a Tenant Lease which is payable pursuant to the terms of a Tenant Lease or any commission agreement that is listed on a Schedule to this Agreement) except to the extent that such commissions have been included as a Current Liability on the Working Capital Statements; (d) any obligations existing on the Closing Date for tenant alterations, improvements and punchlist items in connection with the Project arising out of Tenant Leases executed prior to Closing (other than any such leases that are approved by the Partnership pursuant to the terms hereof and other than any such obligations that arise in connection with the renewal or extension at the option of the tenant under a Tenant Lease which is payable pursuant to the terms of a Tenant Lease or any commission agreement that is listed on a Schedule to this Agreement); (e) any wages, salaries, pension liabilities or fringe benefits accruing prior to Closing for the employees of the Company or for employees of the Operator for which the owner of the Project is responsible under the terms of the Management Agreement; (f) any and all state or local documentary or transfer taxes payable in connection with the transfer of the Transferred Interests to the Partnership provided in this Agreement or the redemption of Urban’s interest in the Westban Venture pursuant to the Redemption Agreement; and (g) all out-of-pocket costs and expenses of the Partnership Indemnified Parties, including reasonable attorneys’ fees, related to any actual or threatened actions, suits or judgments incident to any of the foregoing, whether or not any such action or suit is ever filed or such judgment is ever rendered.

8.2 Indemnification Obligations of the Partnership.

(a) The Partnership and the REIT shall hold harmless, indemnify and defend the Transferors and their respective direct or indirect owners, partners, shareholders, officers, directors, employees, and agents (the “Transferor Indemnified Parties”) from and against: (i) any and all obligations, liabilities, claims, liens or encumbrances (including those included as Liabilities for purposes of calculating Estimated Closing Working Capital or Closing Working Capital), whether direct, contingent or consequential and no matter how arising, in any way related to or arising from the Transferred Interests or the Project on or after the Closing Date, including, but not limited to, (A) any damage to property or injury to or death of any person occurring on or after the Closing Date, (B) claims by guests at the Project arising out of events occurring on or after the Closing Date, (C) obligations to pay any taxes in connection with the operation of the Project on or after the Closing Date (excluding taxes arising solely from the consummation of the Restructuring and the contribution and sale of the Transferred Interests hereunder), and (D) liabilities or obligations with respect to employees at the Project accruing on or after the Closing Date; (ii) any loss or damage to any Transferor Indemnified Party resulting from any inaccuracy in or breach of any representation or warranty of the Partnership or the REIT or resulting from any breach or default by the Partnership or the REIT under this Agreement or any of the other Transaction Agreements (subject, in the case of the Tax Protection Agreement, to the terms and conditions thereof); (iii) any wages, salaries, pension liabilities or fringe benefits accruing on or after the Closing Date for the employees of the Partnership or employees of the Operator for which the owner of the Project is responsible under the terms of the Management Agreement; and (iv) all out-of-pocket costs and expenses of the Transferor Indemnified Parties, including reasonable attorneys’ fees, related to any actual or threatened actions, suits or judgments incident to any of the foregoing, whether or not any such action or suit is ever filed or such judgment is ever rendered.

(b) In addition, the Partnership shall hold harmless, indemnify and defend any Transferor Indemnified Party from and against any losses, claims, damages, liabilities or expenses to which such Transferor Indemnified Party may become subject under the 1933 Act, the 1934 Act, or other federal, state or provincial law regulation, common law or otherwise, or in connection with the delivery by the Transferors of the management representation letters described in Section 12.15, insofar as any such losses, claims, damages, liabilities or expenses (or actions in respect thereof) arise out of or are based upon any financial or other information relating to the Company or the Project included in any registration statement, prospectus or other offering document or report of the REIT, the Partnership or any of their Affiliates, and the Partnership will reimburse, as incurred, each such Transferor Indemnified Party and any partner, director, officer, employee, agent or controlling person thereof, for any legal or other expenses reasonably incurred by such Transferor Indemnified Party or such partner, director, officer, employee, agent or controlling person in connection with investigating, defending against or appearing as a third-party witness in connection with any such loss, claim, damage, liability, expense or action.

(c) In circumstances in which the indemnity agreement provided for in the preceding paragraph of this Section 8.2 is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, expenses or liabilities (or actions in respect thereof), each indemnifying party, in order to provide for just and equitable contribution, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, expenses or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect (i) the relative benefits received by the indemnifying party or parties on the one hand and the indemnified party on the other from the offering of the securities in connection with which such liability arose or (ii) if the allocation provided by the foregoing clause (i) is not permitted by applicable law, not only such relative benefits but also the relative fault of the indemnifying party or parties on the one hand and the indemnified party on the other in connection with the statements or omissions or alleged statements or omissions that resulted in such losses, claims, damages, expenses or liabilities (or actions in respect thereof).

(d) No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) or willful misconduct shall be entitled to indemnification or contribution under this Section 8.2 to the extent related to such fraudulent misrepresentation or willful misconduct from any person who was not guilty of such fraudulent misrepresentation or willful misconduct.

(e) In connection with any matter as to which a Transferor Indemnified Party makes a claim for indemnification under Section 8.2(b), all out-of-pocket costs of defending any such matter, including out-of-pocket costs, attorneys’ fees, accountants’ fees, and disbursements and costs of attachment or similar bonds, investigations, (collectively, “Expenses”), in connection with any such matter shall be paid by the Partnership and the REIT in advance upon request of such Transferor Indemnified Party that the Partnership and the REIT pay such Expenses; provided, however that such Transferor Indemnified Party shall be required to reimburse the Partnership or the REIT, as applicable, for Expenses with respect to which such Transferor Indemnified Party is determined by a non-appealable final decision from a court of competent jurisdiction not to be entitled to indemnification.

8.3 Claim Procedures. Any indemnified party seeking indemnification under this Agreement (each, an “Indemnified Party”) shall, within the relevant limitation period provided in Section 12.3 to the extent applicable, promptly give the indemnifying party or parties (each, the “Indemnifying Party”) written notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any claims for indemnification hereunder and shall include in the Claims Notice (if then known) the amount or method of computation of the amount of such claim and a reference to the provision of this Agreement or any agreement, certificate or instrument delivered pursuant to this Agreement upon which such claim is based; provided, that the Indemnified Party shall provide a Claim Notice in respect of any action at law or in equity by or against a third party as to which indemnification will be sought as promptly as possible after the action or suit is commenced, it being understood that the failure to give such Claim Notice shall not relieve or otherwise affect the obligation of the Indemnifying Party to provide indemnification hereunder except to the extent the rights of the Indemnifying Party have been prejudiced thereby.

8.4 Defense of Claim. The Indemnifying Party shall have the right, at its own cost, to participate jointly in the defense of any claim or demand in connection with which the Indemnified Party has claimed indemnification under this Article 8, and may elect to take over the defense of such claim or demand through counsel of its own choosing by so notifying the Indemnified Party within sixty (60) days of receipt of the Indemnified Party’s notice of such claim or demand; provided the Indemnified Party has acknowledged in writing to the Indemnifying Party that the Indemnifying Party is responsible for such claim or demand. If the Indemnifying Party elects to take over the defense of any claim or demand pursuant to its right under this Article 8:

(a)	it shall keep the Indemnified Party reasonably informed as to the status of such matter and shall promptly send copies of all pleadings to the Indemnified Party; and

(b)	with respect to any issue involved in such claim or demand, it shall have the sole right to settle or otherwise dispose of such claim or demand on such terms as it shall deem appropriate; provided, however, that (x) it shall permit the Indemnified Party to participate in any settlement or defense through counsel chosen by the Indemnified Party; provided, that the fees and expenses of such counsel shall be borne by the Indemnified Party unless both the Partnership and one or more the Transferors are implicated with respect to such claim or demand, or threatened claim or demand, and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, in each of which cases the reasonable fees and expenses of counsel (including local counsel) will be at the expense of the Indemnifying Party, and all such fees and expenses will be reimbursed as they are incurred, and (y) it shall not settle any claim or demand without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed. So long as the Indemnifying Party is vigorously contesting any such claim or demand in good faith, the Indemnified Party shall not pay or settle such claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

8.5 Right to Contest. If the Indemnifying Party does not notify the Indemnified Party within sixty (60) days after receipt of the Indemnified Party’s notice of such claim or demand that it is responsible for such claim or demand and has elected to take over the defense of such claim or demand, the Indemnified Party shall have the right to contest, compromise or settle such claim or demand, at the expense of the Indemnifying Party, in the exercise of its reasonable judgment; provided, however, that the consent of the Indemnifying Party to any compromise or settlement of such claim or demand shall be required, which consent shall not be unreasonably withheld or delayed.

8.6 Insurance. Contemporaneously with an admission by an Indemnifying Party that it has, or a determination that an Indemnifying Party has, an indemnification obligation under this Article 8, an Indemnified Party shall assign to the Indemnifying Party, and shall (at the cost and expense of the Indemnifying Party, which costs and expenses may, if the Transferors are the Indemnifying Party and the Indemnifying Party so elects, be funded out of the Escrow Fund) cooperate with the Indemnifying Party in pursuing, any available claims against insurers who may have provided insurance coverage for any losses and shall assign to the Indemnifying Party, any claims or rights it may have against any Person that may reduce the losses otherwise incurred by the Indemnified Party. Each party agrees that it shall cooperate with the other parties in the defense of any claim or action. If the Transferors are the Indemnifying Party, they shall have the right, subject to the consent of the Partnership, which consent shall not be unreasonably withheld, delayed or conditioned, to satisfy a claim loss to which an indemnification claim relates with the Escrow Fund. Without limitation of the foregoing, the amount of the Indemnifying Party’s liability under this Article shall be determined after taking into account any applicable insurance or other proceeds received by the Indemnified Party and any payments made by any insurance carrier in defending against any claim (it being understood and agreed that the Indemnified Party shall have no obligation to sue any insurance carrier in respect of insurance coverage).

8.7 Limitation of Liability; Indemnity Escrow Agreement.

(a) If the Transferors are the Indemnifying Party, the amount of such Indemnifying Party’s liability under this Article 8 shall be determined net of any reserves, liability accruals or other provisions for such Losses included in calculating Closing Working Capital or Estimated Closing Working Capital (it being understood and agreed that there shall be no indemnification obligation of any such Indemnifying Party with respect to any Current Liability included on any such Working Capital Statement).

(b) IN NO EVENT SHALL ANY INDEMNIFYING PARTY BE LIABLE TO ANY INDEMNIFIED PARTY FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL OR OTHER SIMILAR DAMAGES, INCLUDING LOST PROFITS, LOST REVENUES, BUSINESS INTERRUPTION, COST OF CAPITAL OR LOSS OF BUSINESS REPUTATION OR OPPORTUNITY, OR PUNITIVE OR SPECIAL DAMAGES FOR ANY BREACH OR DEFAULT UNDER, OR ANY ACT OR OMISSION ARISING OUT OF OR IN ANY WAY RELATING TO, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, UNDER ANY FORM OF ACTION WHATSOEVER, WHETHER IN CONTRACT OR OTHERWISE (OTHER THAN INDEMNIFICATION FOR AMOUNTS PAID OR PAYABLE TO THIRD PARTIES IN RESPECT OF ANY THIRD PARTY CLAIM FOR WHICH INDEMNIFICATION HEREUNDER IS OTHERWISE REQUIRED AND OTHER THAN ACTUAL OUT-OF POCKET COSTS OR EXPENSES INCURRED BY AN INDEMNIFIED PARTY TO REMEDY ANY SUCH BREACH, DEFAULT, ACT OR OMISSION). By way of example, if the Transferors enter into a below-market lease with a third party before the Closing Date that is not approved by the Partnership pursuant to the terms hereof, the amount by which the aggregate amount of rent payments that would have been payable under a “market” lease for such space (as reasonably determined by the parties taking into account other similar leases in Boston, Massachusetts) exceeds the actual aggregate amount of rent payable under such lease, in each case as such payments shall be discounted to the Closing Date at a rate of interest equal to 6% shall be deemed to be a direct damage and not a consequential, indirect, incidental or other similar damage hereunder for which the Transferors shall not be liable to the Partnership. Similarly, if the Project is affected by an undisclosed unsatisfied requirement for repairs, the actual costs related to the repair of the Project and any lost rent under binding Tenant Leases then in effect shall be considered to be a direct damage for which the Transferors shall be liable to the Partnership; but, any other lost profits, lost revenue, business interruption, cost of capital interruption or business reputation or opportunity (including lost bookings) shall be deemed to be a consequential, indirect, incidental or other similar damage hereunder for which the Transferors shall not be liable to the Partnership. Without limitation of the foregoing, the parties expressly acknowledge and agree that, except as provided in Section 8.2, any losses, damages or liabilities incurred by any party under applicable securities laws, including the 1933 Act or the 1934 Act, shall constitute consequential, indirect, incidental or other similar damages hereunder for which no party hereto shall have any indemnification obligation under this Agreement.

(c) On the Closing Date, each of the Transferors shall deposit with the Indemnity Escrow Agent the respective amount of cash (or a letter of credit reasonably satisfactory to the Partnership for such amount of cash) or Class C Preferred Units, as applicable, constituting the Escrow Fund required to deposited by such Transferor pursuant to the Indemnity Escrow Agreement, and such Escrow Fund shall be disbursed as provided in the Indemnity Escrow Agreement. Except with respect to an indemnification obligation arising out of a breach by any Transferor of a representation contained in Section 3.1(a), 3.1(b), 3.1(c), 3.1(q) or 3.1(u) or, Section 3.2, in the case of SCG, as to which this sentence shall not apply, any indemnification obligation of any of the Transferors shall, subject to the second sentence of Section 8.9(a), be satisfied solely out of the Escrow Fund established pursuant to the Indemnity Escrow Agreement and no Transferor shall have any liability pursuant to this Agreement in excess of sums on deposit in the Escrow Fund; provided, however, that the Transferors’ indemnification obligations with respect to their respective Project Pro Rata Portions of obligations, liabilities, claims, liens or encumbrances resulting from the litigation listed on Schedule 8.7(c) shall not be limited to the Escrow Fund established under the Indemnity Escrow Agreement unless the applicable insurance company insuring against any such claim has admitted coverage with respect to such claim and the amount of coverage under the applicable insurance policy is adequate to cover such claim (in which event the Transferors’ indemnification obligation in respect of such claim shall be limited to the Escrow Fund).

8.8 Several Obligations of Transferors. Notwithstanding anything contained herein to the contrary, the indemnification obligations of the Transferors hereunder shall be several and not joint, it being understood that (except as expressly provided in Section 8.7(b) and 8.7(c)), none of the Transferors shall be required to pay in excess of such Transferor’s Pro Rata Portion of any aggregate amount agreed or determined to be owing by the Transferors pursuant to this Article 8, subject to the limitation set forth in Section 8.7(c) (it being understood and agreed that, subject to the foregoing limitation, with respect to any breach of a representation by a Transferor of a representation contained in Section 3.1(a), 3.1(b), 3.1(c), 3.1(q) or 3.1(u), or Section 3.2, in the case of SCG, such Transferor shall be liable for all of such loss or damage to the Partnership resulting from such breach but no other Transferor shall be liable for any such loss or damage resulting from such breach).

8.9 Exclusivity of Indemnity.

(a) Except as set forth in Section 8.7(c), the indemnification provided in this Article 8 and the Indemnity Escrow Agreement shall be the sole and exclusive remedy after the Closing Date for damages available to the parties to this Agreement for breach of any of the representations, warranties, covenants and agreements contained herein. It is understood and agreed, however, that no adjustment to the consideration payable to the Transferors pursuant to Article 2 hereof shall be paid out of the Escrow Fund.

(b) Each of the parties acknowledges and agrees that, if the Closing occurs, for purposes of this Article 8 and for of determining whether there has been an inaccuracy in, or breach of, a representation or warranty contained in this Agreement: (i) the inclusion of an item on a Schedule to this Agreement as an exception to a representation or warranty shall be deemed also to be the inclusion of such item as an exception to each other representation or warranty to which such item may reasonably relate, and (ii) any item included as a liability in the calculation of Estimated Closing Working Capital or Closing Working Capital or any item of which the Partnership has Knowledge on or prior to the execution of this Agreement hereof shall be deemed to be included as an exception to each representation or warranty to which such item is applicable.

ARTICLE 9. DAMAGE AND DESTRUCTION; CONDEMNATION.

9.1 Damage and Destruction.

(a) If all or any part of the Project is damaged by fire or other casualty occurring following the date hereof and prior to the Closing Date, then:

(i)	if the casualty results in 20% or less of the hotel guest rooms at the Project being uninhabitable, or if the estimated cost of repair or restoration of the public areas of the hotel is less than or equal to $6,400,000, neither party shall have the right to terminate this Agreement and the parties shall nonetheless consummate this transaction in accordance with this Agreement, without any abatement of the Closing Date Consideration or any liability or obligation on the part of the Transferors by reason of said destruction or damage. In such event, the Transferors shall assign to the Partnership any right of the Transferors to receive proceeds under any applicable casualty insurance policy for the repair and restoration of the destruction or damage caused, and the amount of the Estimated Closing Working Capital and the Closing Working Capital shall be decreased by the amount of the deductible on such casualty insurance policy; and

(ii)	if the casualty results in 20% or more of the hotel guest rooms at the Project being uninhabitable, or if the estimated cost of repair or restoration of the public areas of the hotel exceeds $6,400,000, the Partnership shall have the option, exercisable within twenty (20) days after receipt of notice of the occurrence of such fire or other casualty and the estimated cost to repair the same, time being of the essence, to terminate this Agreement by delivering notice thereof to the Transferors, whereupon the Earnest Money (together with any interest accrued thereon) shall be returned to the Partnership and this Agreement shall be deemed cancelled and of no further force or effect, and neither party shall have any further rights or liabilities against or to the other except for such provisions which are expressly provided in this Agreement to survive the termination hereof. If a fire or other casualty described in this clause (ii) shall occur and the Partnership shall not timely elect to terminate this Agreement, then the Partnership and the Transferors shall consummate this transaction in accordance with this Agreement, without any abatement of the Closing Date Consideration or any liability or obligation on the part of the Transferors by reason of said destruction or damage and, in such event, the Transferors shall assign to the Partnership any of the Transferors’ right to receive proceeds under its casualty insurance policy for the repair and restoration of the destruction or damage caused, and, the amount of the Estimated Closing Working Capital and the Closing Working Capital shall be decreased by the amount of the deductible on such casualty insurance policy.

(b) The estimated cost to repair and/or restore shall be established by estimates obtained by Transferors from independent contractors, reasonably acceptable to the Partnership and the provisions of Section 9.1(c) below.

(c) The provisions of this Section 9.1 supersede the provisions of Section 5-1311 of the General Obligations Law of the State of New York. Any disputes under this Section 9.1 as to the cost of repair or restoration or the time for completion of such repair or restoration shall be resolved by expedited arbitration before a single arbitrator selected in accordance with the rules of the American Arbitration Association. Such arbitrator shall be an independent architect or engineer having at least ten (10) years of experience in the construction of hotels in Boston, Massachusetts. The determination of the arbitrator shall be conclusive and binding upon the parties. The costs and expenses of such Arbitrator shall be borne equally by the Transferors and the Partnership.

9.2 Condemnation.

(a) If, prior to the Closing Date, any part of the Project having a value of $25,000,000 or more is taken (other than a temporary taking for a period not to exceed two weeks), or if the Transferors shall receive an official notice from any Governmental Authority having eminent domain power over the Project of its intention to take, by eminent domain proceeding, any part of the Project having a value of $25,000,000 or more (a “Taking”), then the Partnership shall have the option, exercisable within ten (10) days after receipt of notice of such Taking, time being of the essence, to terminate this Agreement by delivering notice thereof to the other party, whereupon the Earnest Money (together with any interest earned thereon) shall be returned to the Partnership and this Agreement shall be deemed cancelled and of no further force or effect, and neither party shall have any further rights or liabilities against or to the other except pursuant to the provisions of this Agreement which are expressly provided to survive the termination hereof. If a Taking shall occur and neither party shall timely elect to terminate this Agreement, then the Partnership and the Transferors shall consummate this transaction in accordance with this Agreement, without any abatement of the Closing Date Consideration or any liability or obligation on the part of the Transferors by reason of such Taking; provided, however, that the Transferors shall, on the Closing Date, (i) assign and remit to the Partnership, and the Partnership shall be entitled to receive and keep, the net proceeds of any award or other proceeds of such Taking which may have been collected by the Transferors as a result of such Taking less the reasonable expenses incurred by the Transferors in connection with such Taking, or (ii) if no award or other proceeds shall have been collected, deliver to the Partnership an assignment of the Transferors’ right to any such award of other proceeds which may be payable to the Transferors as a result of such Taking and the Partnership shall reimburse the Transferors for the reasonable expenses incurred by the Transferors in connection with such Taking.

(b) The provisions of this Section 9.2 supersede the provisions of Section 5-1311 of the General Obligations Law of the State of New York.

ARTICLE 10. TAX REDUCTION PROCEEDINGS.

10.1 The Transferors may file and/or prosecute an application for the reduction of the assessed valuation of the Project or any portion thereof for real estate taxes for the 2004-2005 Boston, Massachusetts fiscal year (the “2005 Tax Year”), or any fiscal period prior to the 2005 Tax Year. The Transferors shall have the right to withdraw, settle or otherwise compromise any protest or reduction proceeding affecting real estate taxes assessed against the Project for the 2005 Tax Year and any fiscal period prior to the 2005 Tax Year without the prior consent of the Partnership. The Partnership may file and/or prosecute an application for the reduction of the assessed valuation of the Project or any portion thereof for real estate taxes for the 2005-2006 Boston, Massachusetts fiscal year (the “2006 Tax Year”). The Partnership shall have the right to withdraw, settle or otherwise compromise any protest or reduction proceeding affecting real estate taxes assessed against the Project for (i) the 2006 Tax Year, provided the Transferors shall have consented with respect thereto, which consent shall not be unreasonably withheld or delayed. The amount of any tax refunds (net of customary attorneys’ fees and other costs incurred by the Transferors or the Partnership in seeking such a reduction and subject to the rights with respect thereto, of any, of tenants) with respect to any portion of the Project for the tax year in which the Effective Time occurs shall be apportioned between the Transferors and the Partnership as of the Effective Time. If, in lieu of a tax refund, a tax credit is received with respect to any portion of the Project for the tax year in which the Effective Time occurs, then (x) within thirty (30) days after receipt by the Transferors or the Partnership, as the case may be, of evidence of the actual amount of such tax credit (net of attorneys’ fees and other costs incurred by the Transferors in obtaining such tax credit and subject to the rights with respect thereto, if any, of tenants), the tax credit apportionment shall be readjusted between the Transferors and the Partnership, and (y) upon realization by the Partnership of a tax savings on account of such credit, the Partnership shall pay to the Transferors an amount equal to the savings realized (as apportioned). All refunds, credits or other benefits applicable to any fiscal period prior to the 2005 Tax Year shall belong solely to the Transferors (and the Partnership shall have no interest therein) and, if the same shall be paid to the Partnership or anyone acting on behalf of the Partnership, the same shall be paid to the Transferors within five (5) days following receipt thereof, but the Partnership shall have no liability for attorney fees or their costs. The provisions of this Section 10.1 shall survive the Closing.

ARTICLE 11. TERMINATION.

11.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a)	by the mutual written agreement of the Partnership and the Transferors; or

(b)	by the Partnership or the Transferors if any Governmental Authority shall have issued an order or taken any other action that restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby and such order or other action shall have become final and non-appealable; provided, however, that no party may terminate this Agreement pursuant to this Section 11.1(b) if such party has willfully taken an action that results in the issuance of such order or the taking of such action by a Governmental Authority; or

(c)	by either the Partnership or the Transferors if the Closing shall not have occurred on or prior to October 3, 2005; provided that the party or parties terminating this Agreement shall not be in breach of this Agreement at the time of such termination; or

(d)	by the Partnership: (i) pursuant to Section 9.1(a)(ii); (ii) pursuant to Section 9.2(a); (iii) if any act, omission, occurrence, condition, fact or event has occurred (including any breach by the Transferors of any of their representations, warranties, covenants or other agreements contained in this Agreement that has not been cured within thirty (30) days after the giving of written notice by the Partnership to the Transferors specifying such breach) that would reasonably be expected to give rise to the failure of a condition for the benefit of the Partnership set forth in Section 5.2 to be satisfied on or prior to the Closing Date (after giving effect to any adjournment of the Closing Date which may occur pursuant to Section 5.5), or (iv) pursuant to any other right under this Agreement for the Partnership to terminate this Agreement; or

(e)	by the Transferors if any act, omission, occurrence, condition, fact or event has occurred (including any breach by the Partnership or the REIT of any of its representations, warranties, covenants or other agreements contained in this Agreement that cannot be or has not been cured within thirty (30) days after the giving of written notice by the Transferors to the Partnership specifying such breach), that would reasonably be expected to give rise to the failure of a condition for the benefit of the Transferors set forth in Section 5.3 to be satisfied on or prior to the Closing Date (after giving effect to any adjournment of the Closing Date which may occur pursuant to Section 5.5), or pursuant to any other right under this Agreement for the Transferors to terminate this Agreement.

11.2 Effect of Termination.

(a) In the event of the termination of this Agreement by any party pursuant to Section 11.1, this Agreement shall forthwith terminate and have no further force and effect, except that (a) the covenants and agreements set forth in Section 7.6 (Expenses), Section 12.2 (Brokers) and this Section 11.2 shall survive such termination indefinitely,

(b) the covenants and agreements set forth in Section 12.14 (Confidentiality) shall survive for a period of two (2) years after the termination of this Agreement and (c) nothing in this Section 11.2 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by another Party of its obligations under this Agreement.

ARTICLE 12. MISCELLANEOUS.

12.1 Waiver. Each party hereto may, at any time or times, at its election, waive any of the conditions to its obligations hereunder by a written waiver expressly detailing the extent of such waiver (and no other waiver or alleged waiver by such party shall be effective for any purpose). No such waiver shall reduce the rights or remedies of such party by reason of any breach by the other party or parties of any of its or their obligations hereunder.

12.2 Brokers. The Transferors represent and warrant that they have not hired any brokers or finders in connection with the Project or this transaction other than Pinnacle. The Partnership represents and warrants that it has not hired any brokers or finders in connection with the Project or this transaction. The Partnership shall be obligated to pay on the Closing Date the commission due Pinnacle to the extent such commission has been included as a liability on the Estimated Working Capital Statement and the Closing Working Capital Statement, and the Transferors shall be liable for any other amounts due to Pinnacle.

12.3 Survival; Further Instruments. All warranties, representations, covenants, obligations and agreements contained in or made pursuant to this Agreement (including, without limitation, the indemnification obligations under Article 8 hereof) shall survive the Closing hereunder and the transfers and conveyances and other transactions hereunder or contemplated hereby and any and all performances hereunder until the date that is the third anniversary of the Closing Date (except that bona fide claims first asserted in writing with specificity within the period referred to above shall not thereafter be barred); provided that the representations and warranties contained in Sections 3.1(a), 3.1(b), 3.1(c), 3.2, 4.1(a), 4.1(b), 4.1(c), 4.1(d), 4.1(e) and 4.2(a) shall survive indefinitely; provided further, however, that the indemnification obligations of the Transferors with respect to the third-party litigation claims described on Schedule 8.7(c) shall, as expressly set forth in, and subject to, Section 8.7(c), survive until the date that is the later to occur of (i) the third anniversary of the Closing Date and (ii) the date on which the applicable insurance company insuring against any such claim admits coverage with respect to such claim and the amount of coverage under the applicable insurance policy is adequate to cover such claim, but in no event later than the date on which such claim is resolved. Thereafter all such representations and warranties shall be extinguished, if applicable, and no claim for the recovery of any losses may be asserted against the Transferors in respect thereof. Each party will, whenever and as often as it shall be requested so to do by the other, cause to be executed, acknowledged or delivered any and all such further instruments and documents as may be necessary or proper, in the reasonable opinion of the requesting party, in order to carry out the intent and purpose of this Agreement and as is consistent with this Agreement.

12.4 No Third Party Benefits. This Agreement is made for the sole benefit of the Partnership and the Transferors and their respective successors and assigns (subject to the limitation on assignment set forth in Section 12.7 below), and no other Person or Persons shall have any right or remedy or other legal interest of any kind under or by reason of this Agreement. Whether or not either party hereto elects to employ any or all the rights, powers or remedies available to it hereunder, such party shall have no obligation or liability of any kind to any third party by reason of this Agreement or by reason of any of such party’s actions or omissions pursuant hereto or otherwise in connection with this Agreement or the transactions contemplated hereby.

12.5 Entire Agreement. This Agreement (including all Schedules hereto) contains the entire agreement between the parties respecting the matters herein set forth and supersedes all prior agreements between the parties hereto respecting such matters. Except as otherwise provided above, no remedy conferred upon a party in this Agreement is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute.

12.6 Waivers. Except as herein expressly provided, no waiver by a party of any breach of this Agreement or of any warranty or representation hereunder by another party shall be deemed to be a waiver of any other breach by such other party (whether preceding or succeeding and whether or not of the same or similar nature). No failure or delay by a party to exercise any right it may have by reason of the default of another party shall operate as a waiver of default or modification of this Agreement or shall prevent the exercise of any right by the first party while the other party continues to be so in default.

12.7 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided that none of the parties hereto may assign this Agreement without the prior written consent of the others, which consent may be withheld in such other parties’ sole and absolute discretion; provided, however, that after the date on which all adjustments to the Closing Date Consideration payable hereunder in connection with the delivery of the Closing Working Capital Statement pursuant to Section 2.4(f) shall have been paid in full, the Partnership may assign this Agreement to a direct or indirect wholly-owned Subsidiary; but such assignment shall in no way relieve the REIT or the Partnership of any of their respective obligations under this Agreement (it being understood and agreed that each of the REIT and the Partnership shall remain fully and primarily liable for all of their respective obligations under this Agreement notwithstanding any such assignment); and provided further, that WCBC may assign all of its rights to receive payments hereunder to one or more of its direct or indirect affiliates.

12.8 Amendments. The provisions of this Agreement may not be amended, changed or modified orally, but only by an agreement in writing signed by the party against whom any amendment, change or modification is sought.

12.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

12.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

12.11 Governing Law; Consent to Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE PRINCIPLES THEREOF GOVERNING CONFLICTS OF LAWS), AND ANY ACTION OR PROCEEDING ARISING HEREUNDER SHALL ONLY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR IN A UNITED STATES DISTRICT COURT SITTING IN THE STATE OF NEW YORK. THE PARTIES EACH CONSENT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND/OR A UNITED STATES DISTRICT COURT SITTING IN THE STATE OF NEW YORK. THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

12.12 Notices. All notices and other communications which a party is required or desires to send to the other shall be in writing and shall be sent by messenger, facsimile, reputable overnight courier or registered or certified mail, postage prepaid, return receipt requested. Notices and other communications shall be deemed to have been given on the Business Day of actual receipt. If a notice is sent by facsimile, a copy of the notice shall be sent by one of the other methods specified above. Notices shall be addressed as follows:

To the Transferors:

W. Copley Boston Corporation

c/o Enpro International Inc.

152 W. 57th Street

58th Floor

New York, NY 10019

Attention: Mr. Robert French

Facsimile No. 212-974-0598

and:

SCG Copley Square LLC

c/o Starwood Capital Group Global, L.L.C.

591 West Putnam Avenue

Greenwich, CT 06830

Attention: Madison Grose, Esq.

Facsimile No. (203) 422-7814

with a copy to:

Morrison & Foerster

425 Market Street

San Francisco, CA 94105-2482

Attention: Thomas F. Kostic, Esq.

Facsimile No. (415) 268-7522

and to:

Rinaldi, Finkelstein & Franklin, LLC

591 West Putnam Avenue

Greenwich, CT 06830

Attention: Ellis Rinaldi, Esq.

Facsimile No. (203) 422-7873

and to:

Davies Ward Phillips & Vineberg LLP

625 Madison Avenue, 12th Floor

New York, NY 10022

Attention: Gerald D. Shepherd, Esq.

Facsimile No. (212) 308-0132

To the Partnership:

c/o LaSalle Hotel Properties

4800 Montgomery Lane, Suite M25

Bethesda, Maryland 20814

Attention: Chief Operating Officer

Facsimile No. (301) 941-1553

with a copy to:

Hagan & Vidovic, L.L.P.

200 East Randolph Drive

Chicago, Illinois 60601

Attention: R. K. Hagan, Esq.

Facsimile No. (312) 228-0982

or to such other person and/or address as shall be specified by either party in a notice given to the other pursuant to the provisions of this Section 12.12.

12.13 Attorney’s Fees. In the event any party institutes legal proceedings to enforce its rights hereunder, the prevailing party in such litigation shall be paid all reasonable expenses of the litigation by the losing party, including its attorneys’ fees.

12.14 Confidentiality.

(a) Prior to any issuance by the Partnership or the REIT of a press release or other public announcement with respect to this Agreement or the transactions contemplated hereby, the Partnership and the REIT will afford the Current Owners a reasonable opportunity to review and comment upon any such press release or other public announcement and will accommodate comments reasonably made by the Current Owners regarding any references in any such press release to any of the Current Owners or any of their Affiliates or to the financial nature or character of the transactions contemplated by this Agreement or the Redemption Agreement (it being understood and agreed that the comments made by the Current Owners shall not preclude the Partnership or the REIT from making disclosure statements required to be made by applicable securities laws or regulations).

(b) Prior to the Closing, the Transferors shall not, and shall advise their investors whom they inform of the transactions contemplated hereby not to, issue a press release with respect to this Agreement or the transactions contemplated hereby. After the Closing, prior to any issuance by any Transferor of a press release or other public announcement with respect to this Agreement or the transactions contemplated hereby, each Transferor shall provide the Partnership the reasonable opportunity to review and comment upon any such press release or other public announcement and will accommodate comments reasonably made by the Partnership regarding any references in any such press release to the Partnership or any of its Affiliates or to the financial nature or character of the transactions contemplated by this Agreement or the Redemption Agreement.

12.15 Audit. From and after the date of this Agreement through the Closing Date, the Transferors will, at the expense of the Partnership and the REIT, provide the Partnership’s independent accountants with access to the books and records of the Westban Venture and the Company. Promptly upon the request of the Partnership, the Transferors will, at the expense of the Partnership and the REIT, provide the Partnership with unaudited interim financial statements of the Westban Venture for the six-month periods ended June 30, 2005 and June 30, 2004 and provide the Partnership’s independent accountants with a management representation “bring-down” letter with respect to the audited historical financial statements of Westban Venture for the years ended December 31, 2004, December 31, 2003 and December 31, 2002 and a management representation letter with respect to the unaudited financial statements of the Westban Venture for the six-month periods ended June 30, 2005 and June 30, 2004.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

W. COPLEY BOSTON CORPORATION,
a Delaware corporation

By:	/s/ Desmond Hudson
Name:	Desmond Hudson
Title:	Vice President Accounting/Secretary

SCG COPLEY SQUARE LLC,
a Delaware limited liability company

By:	SCG Copley Square Business Trust, a Massachusetts business trust, its managing member

By:	/s/ Madison Grose
Name:	Madison Grose
Title:

LASALLE HOTEL OPERATING PARTNERSHIP, L.P.,
a Delaware limited partnership

By:	LaSalle Hotel Properties, a Maryland real estate investment trust, its general partner

By:	/s/ Michael D. Barnello
Name:	Michael D. Barnello
Title:	Chief Operating Officer

LASALLE HOTEL PROPERTIES,
a Maryland real estate investment trust

By:	/s/ Michael D. Barnello
Name:	Michael D. Barnello
Title:	Chief Operating Officer

LASALLE HOTEL LESSEE, INC.
an Illinois corporation

By:	/s/ Michael D. Barnello
Name:	Michael D. Barnello
Title:	President